As filed with the Securities and Exchange Commission on August 1, 2003

                                              Registration No.  333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  --------------------------------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  --------------------------------------------
                               IQ BIOMETRIX, INC.
                               f/k/a "JVWeb, Inc."
--------------------------------------------------------------------------------

                 (Exact name of Registrant specified in charter)

Delaware                             7372                        76-0552098
--------------------------------------------------------------------------------
 (State of                    (Primary Industrial           (I.R.S.  Employer
Incorporation)                   Classification)                   I.D.#)

                         39111 Paseo Parkway, Suite 304
                            Fremont, California 94538
                               Tel: (510) 795-2900
--------------------------------------------------------------------------------

           (Address, including zip code of principal place of business and telephone number, including area code of
                   Registrant's principal executive offices.)

 Seth Horn                                      With a copy to:
 Chief Financial Officer                        Randall W.  Heinrich
 39111 Paseo Padre Parkway, Suite 304           Gillis, Paris & Heinrich, L.L.P.
 Fremont, CA 94538                              8 Greenway Plaza, Suite 818
 (510) 795-2900                                 Houston, Texas 77046
 (Name, address, including zip code             (713) 951-9100
 and telephone number, including
 area code of agent for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE

                                                        Proposed
Title of each class                    Proposed          maximum       Amount of
of securities to be Amount to be  maximum offering     aggregate    registration
registered          registered(1) price per share(2) offering price(2)    fee

Common Stock         10,979,549(3)      $ .76          $ 8,334,458 (2)  $ 768.00


(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).
(2) Estimated solely for purposes of calculating the registration fee based on the closing price of the Registrant's common stock as reported on the OTC Bulletin Board on July 28, 2003 or $.76 per share.
(3) Includes 4,979,549 shares previously issued, up to 1,000,000 shares issuable upon the exercise of a warrant, up to 400,000 issuable to holders of certain options upon their exercise, up to 800,000 shares issuable to holders of certain convertible subordinated debentures upon their conversion, and up to 3,800,000 to holders of both certain convertible subordinated debentures and warrants upon their respective conversion and exercise.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                           SUBJECT TO COMPLETION, DATED AUGUST 1, 2003

                               IQ BIOMETRIX, INC.
                            39111 Paseo Padre Parkway
                            Fremont, California 94538
                               Tel: (510) 795-2900

                        10,979,549 Shares of Common Stock

                           --------------------------

This prospectus relates to up to 10,979,549 shares of our common stock, $0.01 par value per share, being offered by the persons who are, or will become, our stockholders. These persons are referred to throughout this prospectus as "selling stockholders." Of these shares:

         *        4,979,549 were previously issued to seven stockholders.
         * Up to an additional 1,000,000 shares are issuable upon the exercise of a warrant,
         * Up to 400,000 are issuable to three holders of certain options upon their exercise,
         * Up to 800,000 are issuable to three holders of certain convertible subordinated debentures upon their conversion, and
         * Up to 3,800,000 are issuable to two holders of both certain convertible subordinated debentures and certain warrants upon their respective conversion and exercise.

All of the shares, warrants, options and debentures described above were previously issued in private placement transactions.

The selling security holders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions or in trading markets for our common stock. We will not receive any cash proceeds from the selling security holders' subsequent sales of the shares covered by this prospectus. However, we will receive the exercise price of a warrant or an option upon its exercise. We will not receive any further cash proceeds upon the conversion of a debenture.

Our common stock trades on the NASD OTC Bulletin Board under the symbol "IQBM." The closing price of our common stock on the NASD OTC Bulletin Board on July 29, 2003 was $ .76 per share.

                             ----------------------

         You should consider carefully the Risk Factors beginning on page 5 of this prospectus.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is August 1, 2003.

                                TABLE OF CONTENTS

SUMMARY OF OFFERING........................................................... 2

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS...............................4

RISK FACTORS ..................................................................5

USE OF PROCEEDS ..............................................................13

DIVIDEND POLICY ..............................................................14

PRICE RANGE OF COMMON STOCK ..................................................14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............................15

BUSINESS .....................................................................18

MANAGEMENT ...................................................................30

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS ..............................31

PRINCIPAL STOCKHOLDERS .......................................................35

DESCRIPTION OF CAPITAL STOCK .................................................38

SELLING STOCKHOLDERS .........................................................41

PLAN OF DISTRIBUTION .........................................................42

EXPERTS ......................................................................43

INDEX TO FINANCIAL STATEMENTS.................................................44

                                                 SUMMARY OF OFFERING


This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors," before investing in our common stock.

Common stock outstanding           18,406,385 shares (1)
  prior to this offering

Common stock being offered for     Up to 10,979,549 shares
   sale or resale to the public

Common stock outstanding           24,406,385 shares (2)
  after this offering

Price per share to the public      Market or negotiated price at the time of
                                   sale or resale.

Total proceeds raised by offering  We received proceeds from the issuance of the convertible debenture whose underlying shares of common stock are covered by this prospectus. We also received proceeds from the sale of our common stock in a private from the exercise of the warrants and options whose nderlying shares of common stock are covered by this prospectus. However, we will not receive any proceeds from the resale of shares offered by any selling stockholders.

Use of proceeds                    For working capital and general corporate
                                   purposes.

Plan of Distribution               The offering of our shares of common stock is
                                   being made by our shareholders who wish to sell their shares. Sales of our common stock may be made by the selling shareholders in the open market or in privately negotiated transactions and at discounted prices, fixed prices, or negotiated prices.

Ris Factors                        There are significant risks involved in
                                   investing in our company. For a discussion of risk factors you should consider before buying our common stock, see "RISK FACTORS" beginning on page 5.


(1) Does not include 1,000,000 shares issuable upon the exercise of a warrant; does not include up to 400,000 shares issuable upon the exercise of options whose underlying shares of common stock are covered by this prospectus; does not include up to 800,000 shares issuable upon the conversion of certain convertible debenture whose underlying shares of common stock are covered by this prospectus; does not include up to 3,800,000 shares issuable upon the conversion of certain convertible debenture or the exercise of certain warrants whose underlying shares of common stock are covered by this prospectus.
(2) Includes 1,000,000 shares issuable upon the exercise of a warrant, 400,000 shares issuable upon the exercise of options whose underlying shares of common stock are covered by this prospectus, 800,000 shares issuable upon the conversion of the convertible debenture whose underlying shares of common stock are covered by this prospectus, and 3,800,000 shares issuable upon the conversion of certain convertible debenture or the exercise of certain warrants whose underlying shares of common stock are covered by this prospectus.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward -looking statements within the meaning of
Section 24A of the Securities Act of 1933. These statements appear in a number of places including "BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." These statements regard:

         * our belief that the FACES technology will help solve the growing need for effective crime and terrorism fighting tools as well as offering potential applications relating to other industries
         *        our belief that the InterCodeTM (a automatically generated ID
                  Code) is a breakthrough feature that can serve as the first international standard in the transmission of facial recognition data. Each InterCodeTM is unique with respect to a particular face, just a fingerprints to a person.
         * our belief that international markets represent a significant market for our products and services
         * our belief that we have ample room to penetrate further the public security/law enforcement agencies segment of the market
         * our intention to compete vigorously in terms of price, product features, product performance, ease of use, quality of support and service, and company reputation
         *        our belief regarding any termination or non-renewal of any lease
         * our expectations regarding the sources from which we will finance our operations
         * our expectations regarding the amount of funds we will need in the future
         * our expectations regarding the focus of our revenue generation efforts on our existing customers
         * our expectations regarding the amount of additional development expenses needed to pursue our research and development strategy
         * our expectations regarding the timing of the rollout, release or public availability of any products of ours now or hereafter under development
         * our expectations regarding our receipt of revenues from training users of our products
         *        our  intentions  and  expectations   regarding  the  future
                  availability  of  now  undeterminable   revenue opportunities
                  arising out of our technology
         * our expectations regarding the abilities and use in certain locations of our FACE SEARCH technology * our intentions regarding the protection of our proprietary information
         * our expectations and intentions regarding our ability to make available the finest facial recognition technology on the market
         * our intentions regarding the continued development and refinement of our existing products, and the development and commercialization of various computer programs and products using the InterCodeTM technology
         * our intentions regarding the continuation of our direct selling efforts
         * our intentions regarding our marketing, publicity, sales and lobbying efforts.

Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results could differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "RISK FACTORS" immediately below. As a result, these forward-looking statements represent the Company's judgment as of the date of this prospectus. The Company does not express any intent or obligation to update these forward-looking statements.

                                  RISK FACTORS

The securities covered by this prospectus involve a high degree of risk. Accordingly, they should be considered extremely speculative. You should read the entire prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

WE RECENTLY FACED A LIQUIDITY CHALLENGE, AND WE MAY FACE SIMILAR CHALLENGES AND CRISES IN THE FUTURE DUE TO DIFFICULTIES IN PROCURING NECESSARY FINANCING TO MEET OUR NEEDS.

We have recently faced a serious liquidity challenge, and we may face similar liquidity challenges or crises in the future. We believe that we have adequately addressed the recent liquidity challenge by entering into the financing arrangement with Special Equity IV, L.P. ("Special Equity") described below. To date, we have had no meaningful revenues, however we anticipate shipping FACES
4.0 in July 2003. We have heretofore financed our business through the procurement of additional capital investments. Additional financing is required to continue operations and remain a viable entity. There can be no assurance that we will be successful in procuring necessary additional funds.

As of June 30, 2003, the cash balance in our bank accounts totaled approximately $100,000. As of June 30, 2003, our accounts payable were approximately $ 250,000 with approximately $110,000 owed to related parties consisting of accrued payroll and reimbursable expenses. We estimate a required monthly cash inflow of $75,000 from a combination of revenue and financing activities to meet our present level of obligations. We make no assurance that this level of financing can be achieved. We are maintaining a consistent effort to locate sources of additional funding. Should we fail to meet our obligations, both past and as they come due, through additional financing or increased revenue, we will not be able to remain a viable entity.

In June 2003, we entered into a $400,000, 10% secured convertible debenture with two investors in connection with the proposed acquisition of Network Storage Solutions, Inc. ("NSS"). The debentures are due and payable on the first to occur of (i) June 1, 2004, or (ii) our receipt of funding in an amount at least equal to $2,000,000. They are secured by a promissory note in the original principal amount of $400,000 made payable by NSS to us and secured by substantially all of NSS's assets. The debentures permit the holders to convert their debentures into common stock at a conversion price (the "Conversion Price") equal to the lower of $.50, or 40% of the average closing price, but not less that $.30 in any case. The amount of outstanding principal and accrued interest of the debentures that may be converted into our common stock (the "Convertible Amount") is a percentage that depends on the length of time the debentures have been outstanding. Such percentages are reflected in the following table:

                           Date                               Amount
                           --------                           ------
                           6 months from funding              50%
                           9 months from funding              75%
                           12 months from funding             100%

In addition to the preceding, the debentures permit the holders to purchase additional shares of our common stock at the Conversion Price. The number of additional shares of our common stock that may be purchased equals the quotient obtained by dividing the Convertible Amount then in effect by the Conversion Price.

In April 2003, we entered into a $400,000, 10% secured convertible debenture with two investors. This financing was completed in May 2003. The debentures are due and payable on April 1, 2004. They are secured by substantially of all of our assets. The debentures permit the holders to convert their debentures into common stock if we fail to pay on or before the maturity date at least 75% of the principal of and interest that accrues on the debentures. In such event, the holders of the debentures may convert all of the unpaid interest and accrued interest into shares of common stock at a conversion price (the "Conversion Price") equal to $.20. In addition to the preceding, even if we pay on or before the maturity date at least 75% of the principal of and interest that accrues on the debentures, the debentures permit the holders to purchase up to 275,000 additional shares of our common stock at the Conversion Price. The debentures also call for origination fees payable in the form of warrants to purchase our common stock. The origination fees are to be paid in four installments, the first due on the date of the issuance of the debentures and another one due on each of the 90th, 180th and 270th day thereafter. The number of shares of our common stock that may be purchased pursuant to exercises of these warrants equals the quotient obtained by dividing (a) 20% of the principal and accrued interest of the debentures as of the due date of the origination fee, by (b) $.20. The exercise price of these warrants will be $.20.

In November 2002, we entered into an agreement with Special Equity, which provides for Special Equity to fund us with up to $1,200,000. As of June 30, 2003, Special Equity has invested $200,000 in us as part of this financing. Part of the agreement calls for the issuance to Special Equity of warrants to purchase our common shares upon exercises thereof. While we have confidence that the agreement will be funded in its entirety through exercises of the warrants, no full assurance can be made to that effect. With the Special Equity agreement in place and fully executed, we project enough cash on hand to fund all operating obligations through the fiscal year. If Special Equity were not to fund the full amount contemplated by our agreement with it for any reason, we would need to seek an immediate financing alternative. There can be no assurance that we would be successful in locating such a financing alternative. If funds are not available on acceptable terms, we may be prevented from pursing our current business plan and responding to competitive pressures. Our failure to pursue our current business plan or respond properly to competitive pressures could materially and adversely affect our business, results of operations and financial condition. As a worst case, our failure to procure required financing could cause us to cease operations either temporarily or permanently.

Any financing arrangement may have potentially adverse effects on us or our stockholders. Debt financing (if available and undertaken) may involve restrictions limiting our operating flexibility. Moreover, if we issue equity securities to raise additional funds, the following results will or may occur:

         * The percentage ownership of our existing stockholders will be reduced
         * Our stockholders may experience additional dilution in net book value per share
         * The new equity securities may have rights, preferences or privileges senior to those of the holders of our Common Stock.

OUR LIMITED OPERATING HISTORY OF OUR CURRENT BUSINESS MAKES AN EVALUATION OF US AND OUR FUTURE EXTREMELY DIFFICULT.

On March 22, 2002, the merger (the "Merger") of IQ Biometrix California, Inc. ("IQB") with and into a wholly owned subsidiary of JVWeb was completed. IQB was incorporated in July 2001 to continue the launch and development of a proprietary software program named "FACES, The Ultimate Composite PictureTM." Development of this software began in 1995. Two previous corporate owners of this technology ultimately declared bankruptcy under the laws of Canada, although management believes that their bankruptcies were not a result of the merits of the technology. See "BUSINESS." Because JVWeb had no significant assets or operations at the time of the Merger, the Merger was treated for accounting purposes as a "reverse merger." Prior to the Merger, JVWeb had not been operational for more than a year.

In view of the preceding, our current business has had a limited operating history. Accordingly, we cannot be certain that this business will be successful. Because of this limited operating history, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenue is lower than we had projected; therefore net losses in a given quarter would be greater than expected. In addition, our ability to forecast accurately our quarterly revenue is limited due to a number of factors described in detail below, making it difficult to predict the quarter in which sales will occur. You must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets such as ours, including:

         * Our complete dependence on our current facial composite software products and other products and applications developed from them; we expect to derive substantially all of our revenues from such products, and such products have had limited market acceptance to date
         * Our need to introduce new products and services to respond to technological and competitive developments and customer needs
         *        Our ability to manage the growth we are seeking to realize
         *        Our need to expand our distribution capability
         *        Our ability to respond to competitive developments
         *        The market's acceptance of our products
         * Our dependence on our current executive officers and key employees.
         *        Our ability to develop and increase our customer base
         * Our ability to implement and successfully execute our business and marketing strategy
         * Our ability to provide superior customer service and order fulfillment

There can be no assurance that we will be successful in undertaking such activities. Our failure to address successfully our risks could materially and adversely affect our business, prospects, financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

We have incurred net losses since inception, and we have not achieved profitability. As of March 31, 2003, we had an accumulated deficit of approximately $2,082,000. We expect we will need to continue spending substantial financial and other resources on expanding our sales and marketing activities and developing and introducing new products and enhancements to our existing products. As a result, we need to generate significant revenue to achieve and maintain profitability. We expect that our sales and marketing expenses and our research and development expenses will continue to increase in absolute dollars and may increase as percentages of revenue for the foreseeable future. If we do achieve profitability, we cannot be certain that we can sustain ongoing future losses.

QUARTERLY, SEASONAL AND OTHER FLUCTUATIONS IN OUR BUSINESS AND OPERATING RESULTS MAY MATERIALLY AND ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

We expect that our operating results will fluctuate in the future due to a number of factors. We do not control many of these factors. These factors include the following:

         * Our product is reliant on local and state governments which are experiencing their worst budget crisis in years
         *        Demand for our products
         *        Our ability to attract new customers at a steady rate
         * The rate at which we or our competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products
         * Technical difficulties in our products that could delay product shipments or increase the costs of introducing new products
         * Changes in the pricing of our products or those of our competitors
         * The amount and timing of capital expenditures and other costs relating to the expansion of our operations
         * Costs relating to our marketing programs and our business in general
         *        Timing of revenue recognition for sales of products
         *        General economic conditions.

Any of the foregoing factors may cause our operating expenses to be disproportionately high or cause our revenue and operating results to fluctuate. As a consequence, our business, financial condition and operating results could be adversely affected. In addition, to respond to changes in our competitive environment, we may occasionally make certain decisions from which we may benefit in the long run. However, in the short run, such decisions could materially and adversely affect our quarterly results of operations and financial condition. We also expect that we may experience seasonality in our businesses in the future. Due to all of the foregoing factors, in some future quarter our operating results may fall below the expectations of investors and any securities analysts who follow our Common Stock. In such event, the trading price of our Common Stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

OUR MARKET IS IN DEVELOPMENT, AND OUR PRODUCT MAYNOT ACHIEVE MARKET ACCEPTANCE.

The market for our products is relatively new and rapidly evolving. Our growth plan assumes that our products will gain widespread market acceptance. However, widespread market acceptance of our products remains uncertain. In addition, market growth depends on other factors, including factors not within our control, such as international market expansion and replacement cycles for products currently in use. If products such as ours are not widely adopted by our target markets and such markets do materialize and grow, our business will suffer.

We do not have a long history of selling our products and will have to devote substantial resources to educate prospective customers about the benefits of our products. Our efforts to educate potential customers may not result in our products' achieving market acceptance. Furthermore, even if our products are effective, our target customers may not choose them for technical, cost, support or other reasons. If the market for our products fails to grow or grows more slowly than we anticipate, our business could suffer.

The September 11, 2001 terrorist attacks have created an increase in demand for products such as ours. However, we are uncertain whether the level of demand will be as high as anticipated. Additionally, it is uncertain what, if any, solutions will be adopted as a result of the terrorism and whether our products will be a part of the ultimate solution. Additionally, should our products be considered as a part of the security solution, it is unclear what the level and how quickly funding may be made available. These factors may adversely impact us and create unpredictability in revenues and operating results.

In addition, from time to time, facial recognition and other biometric technologies have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for facial recognition products may be adversely affected.

Finally, the software industry has historically experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions. Such a downturn could result in reduced purchases of our products from levels that otherwise might occur. As a result, our business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of buying patterns and general economic conditions in the software industry.

IF WE FAIL TO PROMOTE OUR BRAND NAMES SUCCESSFULLY OR IF WE INCUR SIGNIFICANT EXPENSES PROMOTING AND MAINTAINING OUR BRAND NAMES, OUR BUSINESS COULD BE HARMED.

Due in part to the emerging nature of the market for our products and the substantial resources available to some of our competitors, there may be a time limited opportunity for us to achieve and maintain a significant market share. Developing and maintaining awareness of our brand names is critical to achieving widespread acceptance of our products. Furthermore, we believe that the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning our brands will depend largely on the effectiveness of our marketing efforts, our ability to develop reliable and useful products at competitive prices, and our ability to achieve and maintain a position as a leader in providing high quality facial imagery software products and enterprise -level solutions for the needs of law enforcement agencies and other potential customers. To attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may need to increase our marketing and advertising budgets or otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. We expect to derive a substantial majority of our revenue from a limited number of products for the foreseeable future. Our business, results of operations and financial condition could be materially adversely affected if any of the following events occur:

         * We are unable to provide high quality facial composite software products and enterprise-level solutions for the needs of law enforcement agencies and other potential customers
         *        We otherwise fail to promote and maintain our brands
         * We are unable to achieve or maintain a leading position in our market
         * We incur significant expenses in attempting to achieve or maintain a leading position in the our market or to promote and maintain our brands

IF WE FAIL TO GENERATE REPEAT OR EXPANDED BUSINESS FROM OUR CURRENT AND FUTURE CUSTOMERS, OUR BUSINESS WILL BE SERIOUSLY HARMED.

We believe that our success will depend on the continued growth of our customer base and the retention of our customers. We presently have over 150,000 seat licenses distributed to law enforcement agencies in the United States. We expect to focus a large part of our revenue generation efforts on our existing customers. If we fail to generate repeat and expanded business from our current and future customers, our operating results would be seriously harmed. Our ability to attract new customers will depend on a variety of factors, including the reliability and cost-effectiveness of our products and our ability to effectively market our products. If a customer has a positive experience with our products, the customer may purchase additional licenses to expand the use of our products in its organization or license additional products from us. However there is no assurance that our customers will expand their current use of our products in this way.

RAPID TECHNOLOGICAL CHANGE IN OUR MARKET COULD CAUSE OUR PRODUCTS TO BECOME OBSOLETE OR REQUIRE US TO REDESIGN OUR PRODUCTS.

We expect that our market will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete and unmarketable. We also expect that these changes and introductions will require us to adapt our products to remain competitive. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. We cannot assure you that we will successfully develop these types of products and product enhancements. In addition, there can be no assurance that the announcement or introduction of new products by us or our competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products, which could materially adversely affect our business, operating results and financial condition. As a result of the complexities inherent in facial composite software, major new products and product enhancements can require long development and testing periods. As a result, significant delays in the general availability of such new releases or significant problems in the implementation of such new releases could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or customer requirements or of such new products and product enhancements to achieve market acceptance would have a materially adversely affect our business, operating results and financial condition.

WE RELY ON A NUMBER OF THIRD PARTIES, AND SUCH RELIANCE EXPOSES US TO A NUMBER OF RISKS.

Our operations depend on a number of third parties. We have limited control over these third parties. We may not have many long-term agreements with many of them. For example, we market our products and services through various distributors and other cooperative relationships with third parties. In many cases, the sale of our products depends on the effectiveness of their selling efforts on behalf of our products and in executing on their own responsibilities under agreements with customers in a timely manner. At times, such third party distributors may offer products of our competitors as well. The failure of the third parties with which we have contracted to fulfill adequately their contractual obligations could materially adversely affect our business, operating results and financial condition.

OUR SOFTWARE PRODUCTS ARE COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD RESULT IN NUMEROUS ADVERSE CONSEQUENCES.

Software products as complex as those that we offer often contain errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured to individual customer computing systems. We currently have no known errors and defects in our products. However, there can be no assurance that (despite testing) defects and errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. The computer hardware environment is characterized by a wide variety of non standard configurations that make prerelease testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. We do not currently maintain any general liability insurance. Any general liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims. Although through our license agreements with customers we will try to include provisions designed to limit our exposure to potential claims, such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions.

IF WE GROW OUR BUSINESS AS PLANNED, WE MAY NOT BE ABLE TO MANAGE PROPERLY OUR GROWTH, AND WE EXPECT OPERATING EXPENSES TO INCREASE, WHICH MAY IMPEDE OUR ABILITY TO ACHIEVE PROFITABILITY.

If we are successful in growing our business as we plan, our operations may expand rapidly and significantly. Any rapid growth could put a significant strain on our management, operational and financial resources. In order to manage the growth of our operations, we will be required to expand existing operations; to improve on a timely basis existing and implement new operational, financial and inventory systems, procedures and controls, including improvement of our financial and other internal management systems; and to train, manage and expand our employee base. If we are unable to manage growth effectively, our business, results of operations and financial condition will be materially adversely affected. In addition, if we are successful in growing our business as we plan, we expect operating expenses to increase, and as a result, we will need to generate increased quarterly revenue to achieve and maintain profitability. In particular, as we grow our business, we would incur additional costs and expenses related to:

         * The expansion of our sales force and distribution channels
         * The expansion of our product and services offerings
         * Development of relationships with strategic business partners
         * The expansion of management and infrastructure
         * Brand development, marketing and other promotional activities.

These additional costs and expenses could delay our ability to achieve profitability.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

Our future success depends upon our proprietary technology. We have protected our proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Nonetheless, notwithstanding our efforts to protect our proprietary rights, policing unauthorized use or copying of its proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents we obtained in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to our proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. Our inability to protect adequately our intellectual property for these or other reasons could affect our business, financial condition and operating results.

In addition, in the future third parties may claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to any such claim, any future claim (with or without merit) could result in one or more of the following:

         *        Significant litigation costs
         *        Diversion of resources, including the attention of management
         *        Our agreement to certain royalty and licensing arrangements

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

WE NEED TO EXPAND OUR SALES AND DISTRIBUTION CHANNELS, AND, IF WE FAIL TO DO SO, OUR GROWTH COULD BE LIMITED.

We will need to significantly expand our direct and indirect sales operations in order to increase market awareness of our products and to generate increased revenue. New sales personnel will require training and take time to achieve full productivity. There is strong competition for qualified sales personnel in our business, and we may not be able to attract and retain sufficient new sales personnel to expand our operations. In addition, we believe that our future success depends upon expansion of our indirect distribution channel, which consists of our relationships with a variety of distributors. To date, we have relationships with only a limited number of these partners. We cannot be certain that we will be able to establish relationships with additional distribution partners on a timely basis, or at all, or that these distribution partners will devote adequate resources to promoting or selling our products. In addition, we may also face potential conflicts between our direct sales force and third party reselling efforts.

OUR FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY COMPETITION

The market for our products is characterized by significant and increasing competition. Most of our current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. We expect competition to intensify in the future as new companies enter the market on a regular basis. There can be no assurance that existing or future competitors will not develop or offer products that provide significant performance, price or other advantages over those we offer. Such a development could result in price reductions or displacement of our products, which could materially adversely affect our business, results of operations and financial condition.

IF WE LOSE ANY KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO CONTINUE DEVELOPING OUR BUSINESS AND PRODUCT LINE.

The loss of the services of one or more of our key personnel could materially adversely affect our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense, and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

Future acquisitions could expose us to numerous risks.

As part of our business strategy, we may acquire complementary companies, products, services or technologies. Any acquisition would be accompanied by the risks commonly encountered in a transaction. Such risks include the following:

         * Difficulty of assimilating the operations and personnel of the acquired companies
         *       Potential disruption of our ongoing business
         * Inability of management to maximize our financial and strategic position through the successful incorporation of acquired businesses and technologies
         * Additional expenses associated with amortization of acquired intangible assets
         * Maintenance of uniform standards, controls, procedures and policies
         * Impairment of relationships with employees, customers, vendors and advertisers as a result of any integration of new management personnel
         * Potential unknown liabilities associated with acquired businesses

There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Due to all of the foregoing, any future acquisition may materially and adversely affect our business, results of operations, financial condition and cash flows. Although we do not expect to use cash for acquisitions, we may be required to obtain additional financing if we choose to use cash in the future. There can be no assurance that such financing will be available on acceptable terms. In addition, if we issue stock to complete any future acquisitions, existing stockholders will experience further ownership dilution.

OUR AUTHORIZED PREFERRED STOCK EXPOSES STOCKHOLDERS TO CERTAIN RISKS.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock, par value $.01 per share. No shares of Preferred Stock were issued as of June 30, 2003. The authorized Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the Preferred Stock could entrench our management. The market price of our Common Stock could be materially and adversely affected by the existence of the Preferred Stock.

OUR COMMON STOCK HAS A LIMITED AND VOLATILE TRADING HISTORY

Our Common Stock trades in the United States on the Over the Counter Electronic Bulletin Board.(OTCBB). Recently, the number of shares traded has been extremely limited and volatile. Moreover, thus far the prices at which our Common Stock has traded have fluctuated fairly widely on a percentage basis. See "PRICE RANGE OF COMMON STOCK." There can be no assurance as to the prices at which our Common Stock will trade in the future, although they may continue to fluctuate significantly. Prices for our Common Stock will be determined in the marketplace and may be influenced by many factors, including the following:

         *        The depth and liquidity of the markets for our Common Stock
         * Investor perception of us and the industry in which we participate
         *        General economic and market conditions

WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS.

We have various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following:

         * Approximately 2,775,000 registered shares of our Common Stock are available for issuance to outside consultants to compensate them for services provided
         * Options to purchase approximately 800,000 registered shares of our Common Stock had been granted as of June 30, 2003
         * Warrants to purchase approximately 1,000,000 shares of Common Stock had been issued as of June 30, 2003 and are to registered as part of this registration statement
         * Debentures, convertible into 4,600,000 shares of Common Stock (, had been issued as of June 30, 2003 are to be registered as part of this registration statement

The options and warrants described above permit the holders to purchase shares of Common Stock at specified prices. These purchase prices may be less than the then current market price of our Common Stock. Any shares of Common Stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with our Common Stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. For issuances of shares and grants of options to consultants, our Board of Directors will determine the timing and size of the issuances and grants, and the consideration or services required thereof.. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance or grant. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of Common Stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.

SALES OF LARGE QUANTITIES OF OUR COMMON STOCK, INCLUDING THOSE SHARES COVERED BY THIS PROSPECTUS (WHICH MAY BE SOLD AT ANY PRICE AND ANY TIME), COULD REDUCE THE PRICE OF OUR COMMON STOCK.

Any sales of large quantities of our common stock could reduce the price of our common stock. After the registration statement of which this prospectus is a part has become effective, the holders of the shares covered by this prospectus may sell these shares at any price and at any time determined by them without limitation. If these holders sell large quantities of these shares, our common stock price may decrease and the public market for our common stock may otherwise be adversely affected because of the additional shares available in the market.

THE TRADING PRICE OF OUR COMMON STOCK ENTAILS ADDITIONAL REGULATORY REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

The trading price of our Common Stock has been below $5.00 per share. As a result of this price level, trading in our Common Stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock affected. As a consequence, the market liquidity of our Common Stock could be severely limited by these regulatory requirements.

STOCKHOLDERS HAVE NO GUARANTEE OF DIVIDENDS.

The holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, we have paid no cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. If we obtain additional financing, our ability to declare any dividends will probably be limited contractually.

For all of the aforesaid reasons and others set forth herein, the shares covered by this prospectus involve a high degree of risk. You should be aware of these and other factors set forth in this prospectus.


                                 USE OF PROCEEDS

The net proceeds to the Company from the exercise of the warrants and options for shares of common stock covered by this prospectus will be approximately $1,040,000. Our Company intends to use such net proceeds, if any, for general working capital and other corporate purposes. There can be no assurance that any of these warrants and options will be exercised before they expire and, as a result, that we will receive any proceeds from them. Even if some or all of these warrants or options are exercised, the Company cannot predict when they will be exercised and when the proceeds will be received.

We will receive no proceeds from the conversion of the 6% convertible subordinated debentures and 10% Secured Convertible Debentures. However, the liabilities of the Company will be reduced by the total of the unpaid principal and accrued interest on the debentures converted.

We will receive proceeds from the exercise of the warrants of up to $1,000,000, and of the options of up to $40,000. However, we will not receive proceeds from any sales of the shares of common stock of the selling shareholders, they will receive all of the net proceeds from such sales; nor will we receive any new proceeds from the conversion of the debentures

                                 DIVIDEND POLICY

We have paid no cash dividends on its Common Stock, and we presently intend to retain earnings to finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ."

                           PRICE RANGE OF COMMON STOCK

Our common stock (the "Common Stock") is traded on the OTC Bulletin Board under the symbol "IQBM". As of June 30, 2003, the Company had approximately 200 holders of record. Presented below are the high and low closing prices of the Common Stock for the periods indicated:

                                                   High(1)          Low(1)

         Fiscal year ending June 30, 2003:

         Fourth Quarter                           $1.50             $ .68

         Third Quarter                            $1.00             $ .20

         Second Quarter                           $ .90             $ .20

         First Quarter                            $1.10             $ .52

         Fiscal year ending June 30, 2002:

         Fourth Quarter                           $1.95             $ .60

         Third Quarter                            $2.35             $ .20

         Second Quarter                           $ .30             $ .09

         First Quarter                            $ .12             $ .18

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

IQ Biometrix, Inc. is a security software and services company headquartered in Fremont, California. We are a provider of facial composite software to police departments, US military, CIA, FBI, and other government agencies across North America.


The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 4,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses. FACES version 4.0 includes approximately 6,000 facial features.


We have launched a new version of our Faces product, which we have now called Faces 4.0, and related training and certification services, and we have developed an enterprise solution, which is currently being offered in a beta stage, to certain markets, including the law enforcement and casino industries.


Faces 4.0 includes a suite of related services. The bundle of services are offered as an integrated product/service include:

1. The product's most significant upgrade from Faces 3.0 is the integration with TRAK. TRAK is a service offered by Social Tech, Inc. It allows any police officer to create high-resolution photo bulletins and share them electronically with other law enforcement jurisdictions, the media, and the community where appropriate.

2. A product training course, which centers around using the Faces product in interviewing witnesses to create a composite image of suspects.

3. A standardization and authentication certification process for graduates of the training course.

We began an aggressive sales and marketing campaign to institutionalize the use of our software in law enforcement. Concurrently, we are pursuing contracts among, but not exclusively with, government agencies, especially in light of the emphasis in Homeland Security; the gaming industry; local, state, and national citizen alerts associations, and original equipment manufacturers in the computer industry.

Enterprise Solutions: IQ Enterprise solutions capability has been launched to take fullest advantage of both our intellectual property and our position in the marketplace. Our enterprise solutions practice will seek to acquire a greater percentage of the business customer's budget for security technology-related projects, and the emerging funds available through the Homeland Security Act.


Our efforts in this area will be to focus on those organizations that want to purchase affordable standard products to fulfill specific needs and not require costly professional system integration service or training to utilize the product. The inexperience with technology and changing priorities set by security concerns often diminishes the value of customized information systems.


The objective of our enterprise strategy is to tailor solutions rather than build products. The solutions may include one or more product along with processes. The solutions are not only geared to address current problems but takes into consideration future needs. Such a combination of different technologies can then be packaged as web services to reduce technology obsolescence in just a few years.

As a result of the above, we may reduce our financing needs, estimated at approximately $2.5 million, to complete the launching of our two new products and reach break-even status. The sources of funding are anticipated to come primarily from a private placement of up to $1.0 million from an agreement that was entered into with Special Equity and from revenue from sales of Faces 4.0 began in July 2003. There is no assurance that we will be successful in attaining our funding objectives, and we will need to scale back operations to the extent full funding is not attained

                         Liquidity and Capital Resources


We have had a severe liquidity shortfall that impairs our ability to meet our current operating cash flow requirements in the near term. As of fiscal quarter end, March 31, 2003, we had a negative working capital of approximately $693,000. Our accounts payable were about $278,000 of which approximately $110,000 is owed to related parties for accrued payroll and reimbursable expenses and we also had $450,000 in investor notes. We have reduced our monthly overhead rate to approximately $75,000 from $110,000, and are continuing to seek cost reductions. We are maintaining a consistent effort to locate sources of additional funding. We make no assurance that financing can be achieved. Should we fail to meet our obligations, both past and as they come due, through additional financing or increased revenue, we will not be able to remain a viable entity.


We expect operating losses and negative operating cash flows to continue for at least the next twelve months, because of expected costs and expenses related to brand development; marketing and other promotional activities; hiring of management, sales and other personnel; the expansion of infrastructure and customer support services; strategic relationship development; and potential acquisitions of related complementary businesses

Although we have faced a severe ongoing liquidity shortfall, our shipping of product may reduces our outside funding requirements. Our internal cash flow model indicates we can break even with our current cost structure with approximately $1.2 Million in annual revenue. However there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

           FINANCIAL INFORMATION FOR THE QUARTER ENDED MARCH 31, 2003

Revenues decreased 8% to $73,000 from $78,000 for 2003 and 2002, respectively. Gross Revenues were the sale of Faces 3.0 software. Revenue from our latest quarter was from a diverse retail customer base sold mainly in units of 1 to 50. No customer made up more than 2% of gross revenue.

Selling and marketing expense increased 298% to 114,000 from $29,000 for 2003 and 2002, respectively. The increase in selling, expenses, was due to increase in sales personnel and public relations related to the presale and pending release of Faces 4.0.

General and administrative expenses increased 94% to $855,000 from $422,000 for 2003 and 2002, respectively. This increase was due to increases in payroll and consulting expenses; we now employ 3 full-time people and various independent contractors for sales, marketing, public relations, product development, product feasibility, and bookkeeping, legal expense related to the completion of the financing arrangements, and finance fees.

Research and development expenses were $87,000 and $ 154,000 for 2003 and 2002, respectively. These are the costs associated with the development of producing Faces 4.0. A beta version has been developed, with a market delivery date of the final version occurring in June 2003. We anticipate development expenses for fiscal 2003 to approach $100,000. We are actively pursuing other engineering and development opportunities to create a suite of products and services to compliment and enhance the Faces 4.0 software.

Impairment charges of $52,000 for nine months ended March 31, 2003 consists of a write-off of a loan to business operated by a former officer and major stockholder.


Interest expense was $25,000 and $6,000 for 2003 and 2002, respectively. This increase is related to the issuance of $450,000 in new borrowings in fiscal 2003.

Critical Accounting Policies

Intangible Assets

Our Intangible assets consists of a customer list and software code acquired in connection with the JVWEB / IQ Biometrix merger. We recorded the cost the software and amortize the cost over the estimated useful life of 3 years. We review the value of our intangible assets quarterly and determine its value. At March 31, 2003 we had a net carrying value for our intangible assets of $38,041.

Revenue Recognition

We adopted revenue recognition policies to comply fully with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue consists of shipped products and completed services. We have an increasing sale order backlog; however orders are not considered revenue until the related products are shipped or the related services are rendered.

Financial Information the Fiscal Year Ended June 30, 2002

Our gross revenue in fiscal 2002 was exclusively generated by the license revenue of Faces 3.0 software. Gross revenue for the period was $98,148. Since the reverse merger of JVWeb and IQB occurred in third quarter of our fiscal year, there is no relevance to prior fiscal year's comparisons.

To accomplish its planned revenue growth, we have started an aggressive sales and marketing campaign to institutionalize the use of the software in law enforcement. Concurrently, we are pursuing contracts among, but not exclusively with, the casino industry, local, state, and national citizen alerts associations, and original equipment manufacturers in the computer industry.

Revenue from fiscal year 2002 was from a diverse customer base sold mainly on retail in units of 1 to 50. No customer made up more than 2% of gross revenue. Gross profit margin for the period was 29%. A one time shipping charge to move inventory from Montreal, Canada to Fresno, California totaling $19,118, decreased the gross profit margin from 51%.

Operating expenses for the initial period ending June 30, 2002 are $1,082,413.

Sales and marketing expense for 2002 were $95,681, or 109% of gross revenue. The majority of the expense is related to personnel-related costs, and costs associated with public relations. A sales and marketing survey was instituted by us for a total cost of $7,030. A limited amount of retail advertising was purchased for a total of $12,366. We expect sales and marketing to be 14 to 16 percent of total revenue for fiscal 2003.

General and administrative expenses for fiscal 2002 were $711,251 or 811% of gross revenue. The majority of general and administrative expense is due primarily to personnel-related costs and professional services. We maintain our headquarters in Fremont, California. At fiscal year end 2002, we employed 7 full time people, and had various independent contractors to provide marketing product feasibility, fundraising, and employee relations, among other services. The total personnel expense including advisors was $312,674 or 44% of total general and administrative expense, and 33% of total expenses. Travel and entertainment costs total $78,374 as we set forth our best effort to gain a foothold in an extremely competitive marketplace. The combination of greatly increased revenue in fiscal 2003 and our already established, the percentage of general and administrative costs to gross revenue are expected to decrease to 22 to 24 percent.

 Research and development expenses for fiscal 2002 were $153,796 or 175% of gross revenue. The total is due to contracted and internal work associated with the development costs of producing Faces 4.0, our next marketable product. A beta version has already been established with a market feasibility delivery date of the final version occurring between June 2002 and January 2003. We anticipate fiscal year 2003 expenses of $75,000 to complete the Faces 4.0 software platform. We are actively pursuing other engineering and development opportunities to create a suite of products and services to compliment and enhance the Faces 4.0 software. We expect engineering and development costs to be 11 to 13 percent in fiscal 2003. No software development costs were capitalized in fiscal 2002.

Non recurring charges for the year ending June 30, 2002 were not material and exclusively related to the merger of JVWeb and IQB.

There was no interest expense in fiscal 2002.

                                    BUSINESS

                                   Background

IQ Biometrix, Inc., a Delaware corporation (the "Company") is a developer of products for the facial composite software market and solutions for the needs of law enforcement agencies and security industry customers. The headquarters address of the Company is 39111 Paseo Padre Parkway, Suite 304, Fremont, CA 94538. The Company's telephone number is 510-795-2900. The Company's Web site is http://www.iqbiometrix.com. Information contained in the Company's Web site shall not be deemed to be a part of this prospectus.

The Company is the successor to a merger involving JVWeb, Inc., a Delaware corporation ("JVWeb"), and IQ Biometrix California, Inc., a California corporation ("IQB"). JVWeb was incorporated on October 28, 1997 under the laws of the State of Delaware. JVWeb was formed for purposes of pursuing electronic commerce opportunities. Because of certain reasons (including the extreme declines in the electronic commerce markets and JVWeb's financial resources), JVWeb was largely unsuccessful in the pursuit of electronic commerce opportunities. As a result, in the fall of 2000 JVWeb began the active search for an appropriate merger candidate in a transaction that would likely result in a change in the control and management of JVWeb.

IQB was formed in July 2001 for the purpose of engaging in the business of developing products for the facial composite market. The FACESTM technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc. ("InterQuest"). Cote is currently a significant shareholder of ours. Investing more than US $4 million from institutional and individual investors, InterQuest completed the patent protection and product development of the FACES technology, resulting in two granted patents and a proprietary library of facial images built by taking studio photos of more than 4,000 people. In 1998, InterQuest launched FACESTM version 1.0, a desktop software product that was eventually distributed to more than 150,000 licensees worldwide, including approximately 5,000 police departments. In early 2000, Pierre Cote and several other management members left InterQuest due to a disagreement with InterQuest's largest shareholder about the timing of a public offering by the company and other issues, and InterQuest subsequently filed for bankruptcy in October2000. In August 2001, another Canadian company acquired the FACES technology out of the bankruptcy proceedings on a deferred payment basis. When this acquiror was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. We believe that this acquiror never commenced the exploitation of the FACES technology in any meaningful manner. IQB was co-founded by Pierre Cote and other former InterQuest management and shareholders.

On March 22, 2002, a merger (the "Merger") of IQB with and into IQB Acquisition Corporation, a newly formed, wholly owned Delaware subsidiary of JVWeb (the "Subsidiary"), was consummated in accordance with the terms, provisions and conditions of an Agreement and Plan of Merger dated as of February, 27, 2002 by and among JVWeb, the Subsidiary, IQB and Pierre Cote, Sylvie Lariviere and Eric McAfee, each a shareholder of IQB. Pursuant to the Merger, IQB was merged with and into the Subsidiary, with the Subsidiary's being the surviving corporation and adopting the new corporate name of "I.Q. Biometrix Operations, Inc."

In consideration for the Merger, the former shareholders of IQB received an aggregate of 13,354,232 shares of JVWeb Common Stock (after taking into account certain post-closing adjustments) shares of JVWeb's Common Stock, constituting approximately 85.51% of the Common Stock outstanding immediately after the Merger. JVWeb also assumed IQB's obligations under its stock plan, thus obligating itself to issue up to 1,738,160 additional shares of common stock pursuant to options or stock grants issued pursuant to the assumed plan (after taking into account certain post-closing adjustments). In connection with the Merger, the Company acquired for $110,000 on March 27, 2002, ownership from the secured lender of all of the right, title and interest to the FACESTM business, the FACESTM software, two granted patents, trademarks, the FACESTM library, FACESTM inventory and other items.

Because JVWeb had no significant assets or operations at the time of the Merger, the Merger was treated for accounting purposes as a "reverse merger." Although JVWeb was at the time a public company which acquired all of the assets of IQB, for accounting purposes IQB was treated as the accounting acquiror and the public company henceforth. For purposes hereof, the "Company" shall refer to the publicly traded company after the Merger that is continuing the business of IQB.

                               Industry Background

Management believes that terrorism and violent crime have become a major global concern, and terrorism and crime prevention is a top priority in many countries. Management also believes that police agencies have taken steps to develop crime-analysis mechanisms, directives and training programs to promote prevention as an efficient and pro-active way of fighting crime, and are currently seeking additional tools to use in this effort. Cooperation between law enforcement agencies, authorities, organizations and citizens seems to show a growing desire for crime prevention and a recognition of the need for new tools to combat lawlessness and effectively determine a person's identity.

The attacks on the World Trade Center and Pentagon on September 11, 2001 seem to have heightened the need for the development of products that can prevent crime generally and international terrorism specifically. September 11th has brought a surge of interest in facial-recognition technology and facial recognition is expected to be one of the fastest-growing segments of the biometric market during the next two to three years. The possible uses for facial-recognition technology include airport screening, controlling access to computer systems, restricted areas, entitlement benefits and the nation's borders. The Defense Department is researching its possible use for computer network security, and the State Department is considering ways to use biometrics to aid in passport processing. The Enhanced Border and Visa Security Act of 2002 mandates that every person coming into the U.S. using a visa have a multiple biometric machine-readable visa by October 2004. The proposal could be worth $3.8 billion and would establish the U.S. as the de facto global identity regulator. On a global basis, the biometric ID market could exceed $12 billion once the U.S. program is fully established in five to ten years.

Facial recognition is a biometric technology that identifies people based on their facial features. Facial recognition systems are built on computer programs that take a facial image, measure characteristics such as the distance between the eyes, the length of the nose, and the angle of the jaw, and create a unique file called a "template." Using templates, the software then compares that image with another image and produces a score that measures how similar the images are to each other. Typical sources of images for use in facial recognition include video camera signals and pre-existing photos such as those in driver's license databases.

                                The IQB Solution

In connection with the Merger, the Company acquired the patented FACESTM composite technology. Management believes that this technology will help solve the growing need for effective crime and terrorism fighting tools as well as offering potential applications relating to other industries. The FACES technology allows the easy creation and re-creation of billions of human faces through an exhaustive database of facial features, the distribution of these composite facial images, and the rapid search of facial image databases based upon patented biometric algorithm processes. The FACES software not only creates composite pictures with remarkable ease and speed, but also automatically converts the composite into unique InterCodesTM.

The InterCodeTM algorithm is the digital imprint of the face, as represented by the unique combination of facial features from our proprietary library. Every InterCodeTM is unique with respect to a particular face, just as fingerprints or DNA are to a particular person. Because of the digital character of the InterCodeTM and the small size of the code itself (less than 250 characters in length), the InterCodeTM can be transferred anywhere in the world via any telecommunications network (phone, fax, Internet) and can instantaneously reproduce high quality facial composites in the receiving location using the FACES software. The FACES technology can help law enforcement to identify and capture terrorists and criminals quickly, by assisting in determining a person's identity based upon facial features.

         The FACES solution is based upon two granted patents, the InterCodeTM and our proprietary library:

|X| FACES Software: Creates facial images through the use of our proprietary library of more than 4,000 facial images that has been logged by facial component. The software automatically converts the composite facial image into a unique, patented Biometric Alphanumeric Code. There are more than 150,000 licenses of the FACES software, including more than 5,000 police, military, FBI and CIA installations.

|X| FACES/TRAK Solution: By integrating the FACES software with the TRAK software solution from SocialTech (used by 1400 police departments in the U.S. to notify local authorities of missing persons or suspects in a crime), the FACES/TRAK solution enables police departments to place a composite image in the one-page TRAK notification. This notification is then faxed, emailed or posted for local authorities as a rapid and effective method of notifying law enforcement of a suspect's facial appearance, name and criminal history. Without the FACES component or a photo image from a video camera or other source, the TRAK solution often is restricted to a general description of the suspect, e.g. white male, 6' tall, brown hair. This description is believed to be much less effective in identifying suspects than the FACES composite image.

              Funding by the state of New Jersey and federal sources, the FACES/TRAK Solution is being installed in all 600 police departments in New Jersey, with statewide deployments in negotiation for Ohio, Texas, Florida and other states.

|X| FACES Search: By applying the InterCodeTM to databases of mug shots such as the iMug database of more than 3 million images, FACES Search enables the quick sorting of facial images based upon their similarity to the FACES composite image. This technology replaces the current method of facial search at police departments in which the victim or witness looks through binders of mug shot photos in search of the suspect.

              The FACES Search system is being integrated with the FACES/TRAK solution for deployment on a monthly recurring license basis in the 1400 existing TRAK police departments, as well as in current FACES licensee departments.

The FACES software first gained public recognition through its use in the capture of criminals by the highly-rated "America's Most Wanted" television series, and its endorsement by host John Walsh. The first time the FACES software was used on the show, it helped law enforcement capture a serial rapist of young girls within 48 hours of the show's airing when the mother of the criminal recognized her son and called the show's 800 number. John Walsh and his television producer Lance Heflin have subsequently become shareholders of the company, and John Walsh is a spokesperson for the Company's products. The key component of the Company's solution to the need for crime and terrorism prevention products is the continued refinement and development of flexible, affordable and effective facial composite software products and enterprise-level solutions that address identification and security markets worldwide, that enable the crime solving, prevention and security sectors to track down and identify suspects rapidly, and that establish a world standard for the comparison of facial images.

                                                      Strategy

Our goal is to become a leader in the field of facial composite software. We plan to strive for this goal through the following key strategies:

         * Maintain the FACES technology as the industry leader One of our strategies is to posture the FACES software as a state-of-the-art, easy to use, efficient product. Management believes that the FACES software represents a significant leap forward in simplicity of design and usability, revolutionizing the criminal identification and capture process. It can assist anti-terrorism, law enforcement, security and public safety personnel to identify terrorists and criminals, and to solve crimes, both by its standardized coding system of all facial elements and by its ability to exchange information more quickly and efficiently between agencies in comparison to the previous form of graphical exchange

         * Build strong brand recognition: Our strategy is to develop, promote, advertise and increase the brand equity and visibility of the FACES software, FACES/TRAK, FACES Search, and its other products and services through excellent product and service offerings, and a variety of marketing and promotional techniques using a variety of media and conducting an ongoing public relations campaign. To help build strong brand recognition and lay the foundation for sales of enhanced products developed in the future, 150,000 copies of the FACES CD-ROM were donated to police departments across North America in 1998 and 1999. This undertaking resulted in endorsements from a number of major law enforcement organizations, and management believes that the FACES products was well received by the recipients of these copies.

         * Development of new products: We intend to seek to continue to develop and refine its existing products, and to develop and commercialize various computer programs and products using the technology and our facial image library. Our research and development strategy is to leverage this technology at all levels of development in order to translate it into a high-contribution, recurrent revenue stream. We do not expect to require a significant amount of additional development expenses to pursue this strategy. We commenced the market rollout of FACES Version 4.0 (the latest version of the software) in July of 2003. In addition, we are extending the FACES technology to produce a facial recognition software application using the InterCodeTM technology to verify and authenticate identities for security purposes. This software, called FACE SEARCH, is discussed in greater detail herein. We also plan on developing additional applications for the FACES technology in a number of specific markets.

         * Position the InterCodeTM technology as an international standard Our strategy includes the ultimate goal of positioning the InterCodeTM technology as an international standard for law enforcement that will unite the public and law enforcement agencies in a common and interactive action against crime. In a global environment, the adoption of a common system on a worldwide basis would enhance information sharing and therefore would contribute to facilitating
                  crime  prevention  and  solving.   InterCodeTM,  the  unique
                  morphological coding of the FACES software, has made setting an industry standard possible for the first time. Our software is being developed with a view to setting a standard throughout the world for the production of realistic facial images on a uniform platform, and management believes that the InterCodeTM could serve as the first international standard in the transmission of facial recognition data.

         * Continue to receive valuable endorsements, recognition and product use: The FACES technology has been endorsed by many organizations (including the FBI Academy in Quantico) and has won numerous awards and recognitions all around the world. Additional endorsements have been received from Crime Stoppers International, Pennsylvania Law Enforcement Officers Association, Child Find, the Our Missing Children division of the Royal Canadian Mounted Police, and Victims of Violence for Missing Children. The FBI Academy in Quantico has adopted FACES as an official training tool for FBI agents and uses the product to give seminars in foreign
                  countries.   In  addition  to  the  endorsements   received
                  from professional organizations accrediting the product as an effective and reliable tool for law-enforcement, the Fox Network television series "America's Most Wanted," which is viewed by 15 million people every week, has adopted the FACES software as an official crime-solving tool. The host of the series, John Walsh, is the official spokesperson for the FACES software.

         *        Maintain  a  strong  commitment  to  customer  satisfaction:
                  We understand that (in order for it to be successful) its customers must be satisfied with our products. We are committed to customer satisfaction throughout its organization. In order to accomplish this, we will invest substantial time and effort in testing its products and working closely with its customers to quickly address any issues that arise. We will focus on providing its customers with the technical assistance and capabilities required to ensure a satisfactory experience with our products. Customers are able to access support, via e-mail and telephone during normal business hours. We supplements our telephone support with Web-based support services. In addition, the Company offers, primarily through certified training partners, classes and training programs for its products.

         * Continue to develop a strong network of strategic partners: We have developed a number of formal and informal strategic relationships with persons whose services are necessary to develop and implement our business strategy. We are entering into a new phase of research and development in which it is strategically aligning itself with partners in the scientific and university communities to ensure rapid development of new FACES applications. For instance, in 2002 we entered into a long-term partnership with the California State University Fresno whereby we will receive a broad range of support from various departments of this university.

         * Expand sales and distribution channels. We intend to address a broader market for its products by seeking to increase the number of distributors of its products as well continuing it direct selling efforts. Distributors will be chosen carefully, with regard to vertical and geographic focus, as we diligently work with each distributor to generate sales. In addition, we believe that international markets represent a significant market for its products and services, and we have established an early marketing, sales and support presence in selected international markets, including targeted European and Asian countries, to enhance our long-term competitive advantage in these regions. When appropriate, we will implement localized versions of its software.

         * Pursue incremental revenue opportunities: We intend to leverage our FACES technology to broaden its presence and develop additional revenue opportunities. For instance, we expect to receive meaningful revenues from training users of our software, primarily over the Internet. Future revenue opportunities are expected to grow out of our technology, although the exact nature of these can not now be determined. Nevertheless, we will also maintain a vigilant lookout for such opportunities.

         * Attract and retain exceptional employees: We believe that versatile and experienced employees provide significant advantages in the rapidly evolving market in which it will compete. We are committed to building a talented employee base and to attracting an experienced management team.

                                 FACES Overview

The FACES technology is a revolutionary tool that allows the creation and re-creation of billions of human faces. This advanced technology can used by any agency or organization whose responsibility lies in the public safety and security arena.

The first phase of developing the FACES technology consisted of gathering a large number of photographs from people with varied facial elements. The Research and Development team headed by Rajesh Venkatachalam and featuring computer graphic artists proceeded to adjust the facial elements to create a "universal skin" (patent pending) and a central database of facial features. Once these results were obtained, a group of external and internal programmers created the software which has since become the core of the FACES product. The exhaustive database of facial features comprising this software allows the easy creation and re-creation of billions of human faces. As an illustration, FACES
4.0 can generate a number of different faces equal to 38 to the 64th power.

A key element of the FACES software is the Biometric Alphanumeric Code (InterCodeTM ), a system whereby each composite picture generates a unique alphanumeric code. The InterCodeTM is a digital imprint of the face. Every InterCodeTM is as unique with respect to a particular face just as fingerprints or DNA are to a particular person. The greatest advantage of this technical feature is that it allows users to send perfect quality composites across the world in just a few seconds. InterCodeTM can be sent via any telecommunications network (phone, fax, Internet). Once the code is typed into the Enter InterCodeTM dialog box, the corresponding composite picture is automatically generated on the user's screen. Not only does the InterCodeTM make the electronic transmission of graphic data unnecessary, but it also resolves network and device compatibility problems since the only tool required to exchange composites is the FACES software. The transfer of coded data through the Internet can be done in a fraction of a second while the transmission of conventional images is usually quite lengthy, complicated and unreliable.

The FACES product helps law enforcement to identify and capture criminals quickly and efficiently. This product transforms the identification process into a quick, two step procedure that can be performed by anyone with access to a computer using the FACES software. Originally designed for the law enforcement community, the InterCodeTM specialized coding technology could result in dozens of secondary applications. In addition, the unique morphological coding of the FACES database has created for the first time the possibility of an industry standard for comparing facial images from law enforcement agencies, private security and businesses at risk throughout the world.

               Product Development, Manufacturing and Fulfillment

Generally, our software products are developed internally with some assistance from outside contractors. This development process enables us to maintain close technical control over our products and gives us the freedom to designate which modifications and enhancements are most important and when they should be implemented. Product documentation is generally created internally We believe that a crucial factor in the success of a new product is getting it to market quickly to respond to new user needs or advances in hardware, without compromising product quality. Our company strives to become informed at the earliest possible time about changing usage patterns and hardware advances that may affect software design.

We contract out most of its manufacturing activity to third parties. There are other custom manufacturers that we could use in the event outsourced manufacturing becomes unavailable from current vendors. We have multiple sources for raw materials, supplies, and components. Quality control tests are occasionally performed on finished products.

We presently manage all our own product fulfillment, information processing, vendor management, logistics services, licensing, and related supporting functions from our Fremont, CA office.

                                 FACES Products

FACES requires no special training, allowing even those with limited computer skills to become fully competent in use of the product in a minimal amount of time. Unlike other composite-picture tools on the market, FACES is remarkably efficient. By simply clicking on the easy-to-find features with the mouse, the average user can create a complete picture in fewer than 10 minutes. Containing these facial features and a wide range of accessories, the FACES database allows the creation of more than one billion combinations of photo-like adult faces (ages 17 to 60) of either sex and of any race. The FACES CD-ROM is PC and Mac-compatible and can be run on any standard desktop or portable computer with a CD-ROM drive, making it fully adaptable to any working environment. About 700 MB of memory is needed on a system's hard drive to install FACES or the software can be run directly from the CD-ROM drive. Each FACES CD-ROM comes in three languages: English, French and Spanish. This product is also available in German. The FACES technology now has approximately 160,000 licenses worldwide.

                        FACES Products under Development

The Company is actively involved in the development of new products. However, the Company's new products may not be released on the anticipated schedule, and they may not achieve market acceptance or adequately address the changing needs of the marketplace on a timely basis, despite the dedication of significant resources to the development of the products. Any such failure could result in the Company's having little or no return on its investment of significant resources, which could adversely affect the Company's business. The following is a discussion of some of the products currently under development.

FACES, Version 4.0. Version 4.0 contains a more attractive interface for general applications by untrained users. It also contains various tools that allow for easier browsing and searching of facial features. While FACES Version 3.0 includes approximately 4,000 facial features, FACES Version 4.0 will include approximately 5,000 facial features, including many more ethnic facial elements and hairstyle gathered through photograph sessions held in Fresno, California with the participation of the California State University Fresno.

FACES, Version 5.0. The company is developing an enterprise version of FACES Version 4.0, extending the utility of this product beyond a single desktop user.

FACES, Version 6.0. This version will include expanded features such as child faces and senior citizens (toddler to 90 years old and more). This sophisticated version will include a new IntercodeTM that will be compatible with the FACE SEARCH technology that is currently under development and that is discussed below.

FACE SEARCH, The facial recognition FACE SEARCH technology is an outgrowth of the FACES technology. The unique features of the FACE SEARCH technology have been under development since 2000. The FACE SEARCH technology uses the InterCodeTM technology to address identity verification and authentication needs for security purposes. This technology is intended (upon completion of its development) to enable users to generate in seconds composite pictures and InterCodeTM from digitized photographs, which may include captured video images. This capability is expected to find use in airports, border control and other locations to identify suspected criminals and terrorists.

Using FACE SEARCH, a security agent, customs official or police officer will be able to compare the InterCodeTM for the face of a particular person to similar pictures in a database in an attempt to determine a person's identity. The FACE SEARCH algorithm will allow different searches through one facial feature or a combination of facial features. Moreover, the FACE SEARCH technology could be used to secure credit cards, ATM Cards, Medicare cards, passports, building access cards and driver's licenses by integrating the user's encrypted InterCodeTM on the magnetic band of the card for a visual authentication before any transaction approval.

                                    Training

We initially established a certification program conducted through a 16 hour seminar managed by certified trainers throughout the U.S. and Canada. This program enabled FACES users to improve their abilities to produce proper composites so as to maximize the potential of the FACES technology. To train users in the future, we are in serious discussions with an international training organization, which will sponsor the curriculum into the various states mandatory CEC training for law enforcement. We are also developing an Internet-based e-learning initiative to offer law enforcement agencies a continuous education program. We are offering this service on a monthly subscription basis that should generate an additional reoccurring revenue stream. In this connection, we recently entered into a partnership with California State University Fresno for that institution to develop an e-learning curriculum. The e-learning approach will be scalable and greatly reduce the need for human interaction. We expect that the certified trainers in the seminars will eventually become on-line tutors as part of the e-learning initiative. We expect that the on-line training will take approximately 16 hours and will focus on cognitive interviewing, and that we will charge approximately $350 for each participant in the training.

                              Market and Marketing

Our marketing strategy aims to penetrate strongly the three following target markets:

         *        Public security/law enforcement agencies
         *        General public
         *        Private security/businesses at risk

The public security/law enforcement agencies segment of the market in North America, Europe and Asia is approximately 1,200,000, 1,274,000 and 1,559,000 (respectively) potential end users, primarily police officers. To date, about 5,000 police departments and/or law enforcement agencies have already received a copy of FACES. The Company believes that it has reached a small portion of the market thus far and has ample room to penetrate this market further.

The private security/businesses at risk segment of the market is strongly dominated by security agents and investigators (with 60% of the market) and alarm companies (with 25% of the market), with the remainder of the market being comprised of security consultants, armored car services and other persons. With over 15,000 companies in the United States, the security agents and investigators market represents up to $41.1 billion and approximately 1.3 million employees. The number of personnel in this segment of the market in North America, Europe and Asia are approximately 1,300,000, 1,284,000 and 392,000. Businesses at risk include banks, convenient stores, liquor stores, and corporate buildings.

Approximately 20,000 copies of the FACES software has been sold to the general public and schools. As of June 30, 2003, the Company has re-seller relationships with over 50 distributors. These distributors market to a variety of retail customers, primarily targeting education and law enforcement.

Historically, sales of our products (as a percentage of the total sales of the Company's products) have been approximately as follows:

         *        50% to the public security/law enforcement agencies
         *        45% to education and student market;
         *        5% to private security/businesses at risk

         The Company's marketing strategy involves the following three phases:

         * Phase I - will aim at validating FACES through its adoption by law -enforcement and security professionals and at building a brand name and product awareness in these industries. This phase emphasized communications, public relations, a widely spread public relations campaign, hundreds of articles in major magazines, coverage on TV and radio on major American TV shows, participation in trade shows, promotion and advertising. This phase is largely completed.

         * Phase II - will aim at building strong sales channels to answer the demand created for the Company's products and in achieving the Company's ultimate goal of having the FACES technology become an international standard for facial recognition and comparison. This phase will strategically involve the previously announced relationship with SocialTech of Redwood City, California. SocialTech has developed a program called "TRAK - Technology to Recover Abducted Kids,", a computer software system that was originally designed to help law enforcement agencies locate and recover abducted children. The TRAK system is used by more than 1,400 police departments and is currently implemented at all 600 police departments in the State of New Jersey. TRAK has been used in countless types of cases, assisting law enforcement in the process of communicating important visual information. This system allows any police officer to quickly and efficiently create high-resolution photo bulletins and share them electronically with other law enforcement jurisdictions, the media, and the community, when they deem it appropriate.

         * Phase III - will aim at developing enterprise-level solutions for the needs of law enforcement agencies and other potential customers. For example, a search engine could be developed that matches FACES composite pictures represented by InterCodeTM and existing pictures filed in databases to facilitate the apprehension of criminals.

         The Company intends to use the following approaches in connection with its marketing efforts:

         Public relations and Communications. The Company intends to use the following techniques to ensure a strong exposure for FACES:

         * A regular flow of press releases and public relations with the media

         *        Numerous articles in newspapers and magazines around the world

         *        Broadcast of FACES success stories

         * Comments on various news shows with respect to FACES and its usefulness in apprehending criminals

         * Appearances by Company personnel (including spokesperson John Walsh) on various TV and radio shows to talk about FACES, plus interviews with journalists

         *        Recognition through prizes and awards

         *        Positive critical reviews in consumers buyers guides

         *        Promotion and contests through our Web site

         Advertising. Although advertising is an important component of the Company's marketing strategy, the Company has heretofore primarily used media and public relations as support to brand awareness because of its limited financial resources. The Company has planned the following advertising:

         * Advertising through the use of FACES on America's Most Wanted show and articles in newspapers and other publications

         *        Direct mailing response program to law enforcement agencies

         * Selective advertising in law enforcement and security publications

         Trade Shows. Fairs and trade shows are another source of publicity that will be used to create awareness of the FACES name.

         Lobbying. The Company intends to lobby United States congressmen, senators and international organizations, National Institute of Justice and governments for the official approval of FACES as the new protocol of communication in composite pictures.

         Conventional Distributors and/or Licensing Agreements. Among the distributors that the Company has entered an agreement with include the U.S. Cavalry, Career Institute and Wards Natural Science. The Company intends to use the following channels for selling its products:

         Resellers Partnership Program. The Company has developed an International Reseller Partnership program which includes resellers in many European countries, Australia and among integrators and/or small distributors. These distributors sell FACES on a non-exclusive basis. The Company has signed up approximately 25 new resellers. This program was officially launched on June 12, 2001, and the Company is now recruiting resellers in the United States, Asia (Pakistan and Unified Arab Emirates) and South Africa.

         Web stores. The Company has developed a channel of distribution through Web and on-line stores, giving to the Company the possibility to reach virtual and on-line shoppers.

         Catalogues. The Company uses catalogues to develop sales in Canada, the United States and internationally. The Company has signed several agreements with catalogue distributors to cover different market sectors.

         Internet. The Internet is a significant component in the Company's marketing strategy. The Company is presently developing an advertising program for major national publicity agencies to sell advertising on the America's Most Wanted ("AMW") Web site. The Company has the exclusive rights to host and manage the site until 2004. As part of the agreement to manage and host this Web site, the Company will receive 40% of the net revenues from products sold through the site. Products sold will include AMW paraphernalia, personal security products and various books and magazines, as well as the FACES software. We are exploring the possible installation of a portal on America's Most Wanted Web site providing their viewers with free e-mail addresses and services. This will allow the Company to create a huge database of e-mail users interested in crime-solving and prevention products. We have our own Web site, through which sells its products.

                              Intellectual Property

The Company regards its technology, patents applications, service marks, trademarks, trade dress, trade secrets, copyrights and similar intellectual property as critical to its success, and relies on a combination of patent law, trademark law, trade secret protection, copyrights law and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. For example, the Company licenses its software pursuant to shrink-wrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, the Company pursues the registration of its trademarks and logos in the United States and Canada, and has received registrations of certain of its trademarks and logos in the United States and Canada.

The Company currently has two United States patents covering "Method and apparatus for creating facial images" and "InterCodeTM " Conceivably the Company's patents may be found invalid or unenforceable, or otherwise be successfully challenged. Furthermore, any patent issued to the Company may not provide the Company with any competitive advantages, the Company may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit the Company's ability to do business.

Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of the Company's software products has occurred or will hereafter occur, software piracy can be expected to be a potential problem. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's products are sold. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's technology, patent applications, trademarks, trade dress and similar proprietary rights.

In addition, while the Company is not aware of its products, trademarks or other proprietary rights infringing the proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against the Company in the future based on current or future products. The Company may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, parties making these claims may be able to obtain an injunction, which could prevent the Company from selling its products in the United States or abroad. Any of these results could harm the Company's business. The Company may increasingly be subject to infringement claims as the number of products and competitors in the Company's industry grow and functionalities of products overlap. Furthermore, former employers of the Company's current and future employees may assert that the Company's employees have improperly disclosed confidential or proprietary information to the Company.

                                   Competition

The software industry is intensely competitive and subject to rapid technological change. The Company's success will depend significantly on its ability to adapt to a changing competitive environment, to develop more advanced products more rapidly and less expensively than its competitors, and to educate potential customers as to the benefits of its products relative to those of its competitors. The Company's current competitors include:

         * Visionics Corporation, a subsidiary of Identix Incorporated (a publicly traded company), whose provide facial recognition technology (Identix' FaceIt(R)) powers ABIS, is a recognized leader in the facial recognition market as proven in independent government evaluations, and is also believed to be one of the most widely deployed facial recognition technology among governments and corporations across the globe.

         *        Viisage Technology, Inc., a publicly traded company

         *        Smith and Wesson, whose product is Identi-Kit

         * Imageware Inc., whose product is comprised of various modules such as Suspect ID, Face ID, Crime Lab, Crime Capture System and Vehicle ID

         *        Asplay Limited, whose product is E-fit.

         * The SIRCHIE Group, which produces a variety of criminal investigation equipment and supplies.

We believe that the principal competitive factors in its markets are price, product features, product performance, ease of use, quality of support and service, company reputation. We intend to compete vigorously in all of these aspects. We believe that its product offering is superior to competing products in terms of price, ease of use, depth and extent of data bank, and data transfer capacity. Nevertheless, most of our current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources than we do. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than we do. Also, most current and potential competitors have greater name recognition. Some could possess the ability to leverage significant installed customer bases. These companies could integrate their software with their widely accepted products which would result in a loss of market share for our company. Moreover, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of our company's prospective customers. Our company's current or future vendors may in the future establish cooperative relationships with current or potential competitors of our company, thereby limiting our ability to sell its products through particular distribution channels. Accordingly, new competitors or alliances among current and new competitors could emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to sell its products.

We expect additional competition as other established and emerging companies enter into the facial composite software market and new products and technologies are introduced. Our company's future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than our company's products. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect our company's business, operating results and financial condition. Our company may not be able to compete successfully against current and future competitors, and the failure to do so would result in our company's business being materially and adversely affected.

                                    Employees

As of June 30, 2003, our company had two full-time employees and eight actively engaged consultants and part-time employees for a total of 10 persons. Although the competition for employees is at times intense due to market conditions, our company does not now foresee problems in hiring additional qualified employees to meet its labor needs. Our company's employees are not covered by a collective bargaining agreement and relations with them are considered to be good.

                                   Facilities

We lease our principal executive offices at 39111 Paseo Padre Parkway, Suite 304, Fremont CA 94538. We have no reason to believe that the landlord under the lease has any intention to terminate or otherwise not renew such lease. In addition, the Company believes that adequate, alternative premises could be located if such lease were ever terminated or otherwise not renewed.

                                Legal Proceedings

Our company is not now involved in any legal proceedings. There can be no assurance, however, that our company will not in the future be involved in litigation incidental to the conduct of its business.

                              Available Information

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this prospectus is a part. This prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

We have registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, our Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. Our company's reports can be inspected at, and copies downloaded from, the Commission's World Wide Web.

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:

         Name                  Age               Positions


         M. Riley Repko        45          Chairman of the Board
         William Scigliano     42          Director and Chief Executive Officer
         Greg Micek            47          Director, VP of Corporate Development
         Morden C. Lazarus     61          Director
         Eric McAfee           40          Director
         Seth Horn             47          Chief Financial Officer, Treasurer &
                                           Controller


M. Riley Repko was elected Chairman of the Board of Directors of the Company near the end of June 2003. From June 2001 through April 2003, Mr. Repko served as Vice President - Sales & Business Development for TRW Systems, Inc., Global IT Division. From December 1998 through June 2001, Mr. Repko served as Managing Director, Asia-Pacific Channels for Siebel Systems, Inc. Since June 1994, Mr. Repko has been a principal of The Repko Group, a business consulting firm. Mr. Repko received a Bachelor of Science from each of St. Bonaventure University and the Air Force Institute of Technology, and he also received a Masters of Business Administration from St. Mary's University.

William Scigliano has served a Director of the Company since November 2002 and as Chief Executive Officer of the Company since September 2002. Prior to that time, he had served as Executive Director of the Corporate and Public Issues Division of Ministry of the Attorney General of British Columbia since 1991. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

Greg J. Micek has served as a Director of the Company since inception and is currently active as the VP of Corporate Development. He also has served as a Director and the President of JVWeb from inception until the Merger. During March 2002, Mr. Micek was elected as an Executive Vice President and the Chief Financial Officer of the Company. During July 2002, he was elected President of the Company again (and relinquished the office of Executive Vice President and Chief Financial Officer). Since 1983, Mr. Micek has been a principal of The Micek Group, a business consulting firm. Mr. Micek received a bachelor of Arts and a Doctorate of Jurisprudence from Creighton University.

Morden C. Lazarus has served as a director of the Company since July 2002. Mr. Lazarus has served as a principal of the Montreal law firm of Lazarus, Charbonneau since 1967. He is a member of the Board of Directors of DPC Biosciences Corporation (a company whose shares are traded on the Canadian Venture Stock Exchange), and Anchor Gaming (Canada) Inc. and United Tote (Canada) Inc. (subsidiaries of International Game Technology, a NYSE-traded company). Mr. Lazarus is also Chairman and Chief Executive Officer of ISee3D Inc., company whose shares are publicly traded on the TSX Venture Exchange (a subsidiary of the Toronto Stock Exchange). He received his law degree from McGill University in Montreal.

Eric McAfee has served as a director since March 2002 and was formerly the Chairman of the Board of the Company. In January 1998, he founded and became a principal of the Berg McAfee Companies, a venture capital partnership based in Cupertino, California, with investments in Internet, software and telecommunications companies. Mr. McAfee remains a principal of the Berg McAfee Companies. From May 1995 until January 1998, he operated McAfee Capital, a venture capital firm. Mr. McAfee is a graduate of Fresno State University with a B.S. in Management (with an emphasis in statistics) and the Stanford Graduate School of Business Executive Program.

Seth Horn was elected Chief Financial Officer in March 2003; concurrently, he is the Chief Financial Officer of The Players Network since October 1999. From November 2001 to January 2003 he was Chief Financial Officer of Global Business Services, Inc. From August 1997 to October 1999 he was a financial consultant to Powerine Oil Company. From August 1995 to August 1997 he was Chief Financial Officer and Controller of International Vinyl Products. Mr. Horn spent ten years in investment and corporate banking, and five years in public accounting. Mr. Horn graduated with a BS in Accounting from the Pennsylvania State University in 1976 and has been a CPA since 1980.

The authorized number of directors of our Company is presently fixed at five. The Board of Directors is contemplating its expansion as well-qualified additional persons can be persuaded to serve on the Board. The timing of any expansion and the identity of any person who will be elected as an additional director to fill the newly-created vacancies are not known at this time.

Currently, our directors receive no remuneration for their services as such, but the Company will reimburse the directors for any expenses incurred in attending any directors' meeting.

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer, other than for the Voting Agreement described in the section captioned "RECENT EVENTS" above.


                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

                           Summary Compensation Table

The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services in all capacities to the during the fiscal years ended June 30, 2003 and 2002 (no other executive officer of the Company had total annual salary and bonus for the fiscal years ended June 30, 2002 or 2001 exceeding $100,000) (for purposes hereof, the Chief Executive Officer of the Company is referred to herein as the "Named Executive Officer").

                                           Summary Compensation Table (1)

                                            Annual                 Long-Term
                                            Compensation           Compensation

(a)                        (b)              (c)                    (f)
                          Fiscal
Name and                   Year                                     Restricted
Principal Position         Ended            Salary                 Stock Awards

William Scigliano          6/30/03          $130,000(2)               $0
Chief Executive
Officer
Richard Thompson           6/30/02          $43,333(3)                $90,000(4)
Chief Executive
Officer
-----------------

(1) The Columns designated by the Commission for the reporting of certain bonuses, other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such bonuses, other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table.
(2)      Mr. Scigliano became Chief Executive Officer in July, 2002.
(3) Mr. Thompson became Chief Executive Officer on March 23, 2002. He ceased serving as the Company's Chief Executive Officer on July 17, 2002.
(4) In connection with the Merger, the Company assumed a grant of 500,000 restricted shares made by IQB to Mr. Thompson on April 1, 2001. These restricted shares are subject to vesting. Of these shares, 200,000 vested on the date of the grant, and 25,000 shares were to vest every three months thereafter. The figure in the table is based on the 500,000 restricted shares granted multiplied by $.18, the most recent closing price of the Company's stock prior to the date of grant. Mr. Thompson's employment with the Company ceased on July 17, 2002. By that time, 250,000 of the restricted shares had vested. Mr. Thompson and the Company agreed that he would be entitled to retain these 250,000 shares, but that the remaining 250,000 unvested restricted shares would be forfeited. These 250,000 restricted shares had a value of $212,500 as of June 30, 2003, based on the $.85 closing price of the Company's stock on that date.

                               Stock Option Grants

         The table below set forth information pertaining to stock options granted to the Named Executive Officer during the fiscal year ended June 30, 2003. No SAR's of any kind were granted.

                                        Option Grants in the Last Fiscal Year
(a)                             (b)             (c)           (d)      (e)
                      Number of
                      Securities        Percentage of Total
                      Underlying         Options Granted
                       Options           to Employees    Exercise     Expiration
Name              Granted in Fiscal Year                 Price             Date

William Scigliano     600,000(1)          36            $ .50(2)         7/31/07
                      200,000(1)          12            $1.10            4/ 2/08

(1) This option vests with respect to 25,000 options shares every month after the grant until the option become fully vested.
(2) The closing price of the Company's common stock was $.85 on July 29, 2002, the last day on which such common stock traded preceding this option grant. The closing price of the Company's common stock was $.54 on August 2, 2002, the next day on which such common stock traded after this option grant.

                  Option Exercises/Value of Unexercised Options

During the fiscal year ended June 30, 2003, no stock options were exercised by the Named Executive Officer of the Company. As June 30, 2003, the Company had not granted any SAR's of any kind. The table below set forth information pertaining to the value of unexercised stock options held by the Named Executive Officer as of June 30, 2003.
                       Aggregated Option Exercises in Last
                Fiscal Year and Fiscal Year End Option Values (1)

(a)                                     (d)                             (e)

                          Number of Securities
                   Underlying Unexercised                   Value of Unexercised
                       Options at June 30, 2003          in-the-Money Options at
                      (Numbers of Shares)                     June 30, 2003(2)
Name                Exercisable     Unexercisable    Exercisable   Unexercisable

William Scigliano    350,000          450,000          $ 96,250         $113,750
Chief Executive
Officer
--------------------
(1) The Columns designated by the U.S. Securities and Exchange Commission for the reporting of the number of shares acquired upon exercise and the value realized have been eliminated as no options were exercised by any specified person during any fiscal year covered by the table.
(2) Based on the June 30, 2003 closing price of the Company's common stock of $.85 per share.


                    Compensation Agreement with Key Personnel

Our company has entered into an employment agreement (the "Scigliano Employment Agreement") with William Scigliano, the Chief Executive Officer of the Company. The Scigliano Employment Agreement has a term of two years and will expire in accordance with its terms at the end of July 2004, subject to an earlier termination upon the occurrence of certain customary events. Under the Scigliano Employment Agreement, Mr. Scigliano is to receive an annual salary of $130,000. He also received a $25,000 signing bonus upon execution of the Scigliano Employment Agreement. Mr. Scigliano is also entitled to participate in any and all employee benefit plans hereafter established for the employees of the Company and to receive an expense reimbursement of up to $5,000 per month. The Scigliano Employment Agreement does not contain any covenant not to compete. Moreover, pursuant to an agreement between the Company and Mr. Scigliano, the Company granted to Mr. Scigliano options to purchase 600,000 shares of Common Stock at a per-share purchase price of $.50. These options vest over time so that options to purchase 25,000 shares will vest on each of month until fully vested. Unexercised options will expire on August 1, 2007, unless they expire earlier upon the occurrence of certain customary events.

Our company has entered into a consulting agreement (the "Repko Consulting Agreement") with M. Riley Repko, the Chairman of the Company's Board of Directors. The Repko Consulting Agreement has a term that expires on June 30, 2004. As compensation for services provided under the Repko Consulting Agreement, the Company has agreed to pay in cash or stock to Mr. Repko various amounts up to an aggregate total of $75,000 (depending on the achievement of certain objectives). In addition, the Company agreed to grant to Mr. Repko options to purchase 250,000 shares of Common Stock at a per-share purchase price equal to 110% of the fair market value of the Common Stock at the time of the grant. These options vest in equal numbers over a 24-month period, and are exercisable for a 10-year period.

Our company has entered into a consulting agreement (the "Lazarus Consulting Agreement") with Morden C. Lazarus, a director of the Company. The Lazarus Consulting Agreement has a term of one year, subject to the right of either party to terminate the agreement upon 14 days' written notice to the other. As compensation for services provided under the Lazarus Consulting Agreement, the Company granted to Mr. Lazarus options to purchase 180,000 shares of Common Stock at a per-share purchase price of $0.10. These options vest over time at a rate of 15,000 shares per month, commencing with June 1, 2001 and continuing on the first day of each of the next 11 months thereafter. Unexercised options will expire on November 30, 2006, unless they expire earlier upon the occurrence of certain customary events.

                              Certain Transactions

Prior to the Merger, Greg J. Micek loaned $100,000 to IQB pursuant to a Convertible Secured Promissory Note, which provided for the automatic conversion of the promissory note into 100,000 shares of Common Stock. This promissory note was automatically converted into 100,000 shares of Common Stock upon the Merger in accordance with its terms.

In addition, in connection with the Merger, the Company entered into a Sale and Purchase Agreement with Greg J. Micek, pursuant to which the Company is obligated to sell to Mr. Micek the Company's dormant electronic commerce assets in consideration of the forgiveness of $30,000 in indebtedness owed by the Company to Mr. Micek. The Sale and Purchase Agreement was not the result of arms-length negotiations. However, the Company's non-interested director considered the previous history of losses relating to these assets, their extended period of inactivity, their lack of reasonable prospects for future exploitation, the amount of indebtedness to be forgiven in connection with the sale, and the requirement imposed by IQB as a condition to the closing of the Merger that the Company's dormant electronic commerce assets be disposed of prior to the Merger. After such consideration, the Company's non-interested director concluded that the sale of the Company's dormant electronic commerce assets would be in the Company's best interests. The dormant electronic commerce assets sold included (a) all of the outstanding capital stock owned by the Company in each of Dadandme, Inc., Ihomeline.com, Inc., Ihomeline.co.uk, Inc., Eonthestreet, Inc., National Sweepstakes Show, Inc., and Beddis International, Ltd. a/k/a "LinksXpress.com, Inc.," and (b) all right, title and interest of the Company in and to the "JVWeb.com," "Ihomeline.com," "Homeline Talk Radio," "National Sweepstakes Show," "Sweepstakes News," "Crisis-Communications," and "Dadandme" registered trademarks. Closings of the sale of these assets will take place from time to time as necessary consents are obtained and appropriate documents are prepared and filed.

As part of the Merger, the Company assumed the existing advisory agreement (the "McAfee Advisory Agreement") between IQ Biometrix California, Inc. and Eric A. McAfee, a director of the Company. The McAfee Advisory Agreement had a term of two years and was to expire in accordance with its term at the end of April 2004, subject to earlier termination upon the occurrence of certain events. Under the McAfee Advisory Agreement Mr. McAfee was to receive $9,600 per month. Mr. McAfee was also entitled to participate in any and all employee benefit plans established for the employees of the Company and to receive an expense reimbursement for Cupertino office rent of $2,800 per month. The McAfee Advisory Agreement did not contain any covenant not to compete. The McAfee Advisory Agreement was terminated as of March 31, 2003.

In connection with a financing transaction with Special Equity IV, L.P. ("SEIVLP") involving warrants, the Company acquired from SEIVLP a Secured Convertible Promissory Note having a face amount of a $2.2 million dollar (the "MVION Note") due from MVION, Inc., a technology company known as KachinaGuide. Eric A. McAfee, a director of the Company, is the sole director and officer of MVION. The KachinaGuide, was a realtime interactive tool to conduct highly refined searches across heterogeneous data sources. KachinaGuide's searching technology uses patented algorithms that processed queries in the users' own words leading customers to specific data (i.e. products and services) or suggests alternatives based on the users' preferences. MVION's business failed, and the MVION Note was in default at the time of the Company's acquisition of it. The MVION Note is secured by a lien on MVION's assets, which management believes may be beneficial to the Company's business. The Company has recently begun exploring the possibility of exercising its rights as a secured creditor with respect to the MVION assets securing the MVION Note. The Company has no assurances as to the outcome of its investment in the MVION Note, its efforts to exercise its rights with respect to the MVION Note, or the benefit of the assets securing such note in the event that the Company eventually acquires ownership of them.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth as of July 11, 2003 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group.

                                   Beneficial Ownership     Beneficial Ownership
Name and Address of                 Prior to Offering(1   After Offering (1) (2)
Beneficial Owner                   Number        Percent        Number   Percent
-----------------                  ---------------------  ----------------------

Pierre Cote                       2,298,549(3)    12.5%          -0-       -0-%
2555 W. Bluff #179
Fresno, California 93711

Forte Capital Partners LLC        1,450,000(4)     7.8%          -0-        -0-%
4 Embarcadero Center, Suite 1590
San Francisco, CA 94111

Daniel McKelvey                    1,450,000(5)    7.8%          -0-        -0-%
4 Embarcadero Center, Suite 1590
San Francisco, CA 94111

Marcos Santos                      1,450,000(6)    7.8%          -0-        -0-%
4 Embarcadero Center, Suite 1590
San Francisco, CA 94111

Special Equity IV, LP              1,450,000(7)    7.8%          -0-        -0-%
4 Embarcadero Center, Suite 1590
San Francisco, CA 94111

Clyde Berg                         1,724,145(8)    9.4%      1,724,145(8)   7.1%
10600 N. De Anza Boulevard
Cupertino, California 95014

Eric McAfee                        1,676,350(9)    9.1%      1,676,350(9)   6.9%
10600 N. De Anza Boulevard
Cupertino, California 95014

Greg J. Micek                      1,476,428(10)   7.9%      1,476,428(10)  6.0%
5444 Westheimer, Suite 2080
Houston, Texas 77056

Sylvie Lariviere                   1,415,420(11)   7.7%      1,415,420(11)  5.8%
293 Cahungea Street
Fresno, California 93035

Cagan McAfee Fund                  1,000,000(12)   5.4%      1,000,000(12)  4.1%
10600 N. De Anza Boulevard
Cupertino, California 95014

Bill Scigliano                       500,000(13)   2.6%        500,000(13)  2.0%
39111 Paseo Parkway, Suite 304
Fremont, Ca 94538

Morden C. Lazarus                    396,355(14)   2.1%        396,355(14)  1.6%
759 Square Victoria, Suite 200
Montreal, QC
CANADA  H2Y 2J7

Seth Horn                             25,000         *          25,000        *
39111 Paseo Parkway, Suite 304
Fremont, Ca 94538

All directors and officers
as a group (five persons)          4,074,133(15)  21.0%      4,074,133(15) 16.1%

*  Less than one percent
---------------------

(1) Includes shares of Common Stock beneficially owned pursuant to options and warrants exercisable on July 11, 2003 or within 60 days thereafter.
(2)      Assumes the offer and sale of all shares being registered.
(3) In a Schedule 13D and a Form 3 both filed with the Commission on June 2, 2002, Mr. Cote reported his direct ownership of 3,163,549 shares. Subsequently, Mr. Cote has sold 865,000 shares.
(4) Includes 1,450,000 shares beneficially owned by Special Equity IV, LP (Forte Capital Partners LLC serves as the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares beneficially owned by Special Equity IV, LP; the foregoing 1,450,000 shares are also reflected in the table for the beneficial ownership figures for Special Equity IV, LP); does not include 1,007,500 shares that may be acquired pursuant to warrants not exercisable within 60 days after July 11, 2003, an indeterminable number of shares into which a convertible debenture may be converted more than 60 days after July 11, 2003, and an indeterminable number of shares that may be acquired pursuant to warrants to be issued in the future as origination fees relating to a convertible debenture.
 (5) Includes 1,450,000 shares beneficially owned by Forte Capital Partners LLC (Mr. McKelvey serves as a manager of Forte Capital Partners LLC and thus may be deemed to beneficially own shares beneficially owned by Forte Capital Partners LLC); the foregoing 1,450,000 shares are also reflected in the table for the beneficial ownership figures for Forte Capital Partners LLC and Marcos Santos.
 (6) Includes 1,450,000 shares beneficially owned by Forte Capital Partners LLC (Mr. Santos serves as a manager of Forte Capital Partners LLC and thus may be deemed to beneficially own shares beneficially owned by Forte Capital Partners LLC); the foregoing 1,450,000 shares are also reflected in the table for the beneficial ownership figures for Forte Capital Partners LLC and Daniel McKelvey.
(7) Includes 1,200,000 shares owned outright and 250,000 shares beneficially owned pursuant to warrants exercisable within 60 days after July 11, 2003; does not include 750,000 shares that may be acquired pursuant to warrants not exercisable within 60 days after July 11, 2003; the foregoing 1,450,000 shares are also reflected in the table for the beneficial ownership figures for Forte Capital Partners LLC, Daniel McKelvey and Marcos Santos.
(8) Includes 1,629,570 shares held directly; includes 94,575 shares held by the Berg McAfee Companies, a partnership in which Mr. Berg holds a partnership interest (such 94,575 shares are also included in the table in the figure of shares beneficially owned by Eric McAfee).
(9) Includes 581,775 shares held directly; includes 1,000,000 shares held by the Cagan McAfee Fund, a partnership in which Mr. McAfee holds a partnership interest (such 1,000,000 shares are also included in the table in the figure of shares beneficially owned by the Cagan McAfee
         Fund); includes 94,575 shares held by the Berg McAfee Companies, a partnership in which Mr. McAfee holds a partnership interest (such 94,575 shares are also included in the table in the figure of shares beneficially owned by Clyde Berg).
(10) Includes 1,206,428 shares held directly, 225,000 shares beneficially owned pursuant to stock options currently exercisable, and 45,000 shares beneficially owned pursuant to warrants currently exercisable; does not include an indeterminable number of shares that may be acquired pursuant to warrants to be issued in the future as a consequence of the Company's failure to pay an outstanding promissory note.
(11) Includes 1,265,420 shares held directly and 150,000 shares beneficially owned pursuant to stock options currently exercisable.
(12) These shares are also included in the table in the figure of shares beneficially owned by Eric McAfee.
(13) Includes 500,000 shares beneficially owned pursuant to warrants that are vested or are expected to vest within 60 days after July 11, 2003 and that are either currently exercisable or will be immediately exercisable upon vesting; does not include 100,000 shares that may be acquired pursuant to warrants that will not vest within 60 days after July 11, 2003.
(14) Includes 216,355 shares held directly; 180,000 shares beneficially owned pursuant to stock options currently exercisable. (15) Includes 2,029,558 shares held directly; includes 1,094,575 shares held by affiliated entities; and 950,000 shares beneficially owned pursuant to stock options and warrants that are vested or are expected to vest within 60 days after July 11, 2003 and that are either currently exercisable or will be immediately exercisable upon vesting; does not include 100,000 shares that may be acquired pursuant to warrants that will not vest within 60 days after July 11, 2003.

                          DESCRIPTION OF CAPITAL STOCK

Capital Stock.

The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $.01 par value per share.

Common Stock.

The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of certain of the shares being registered, approximately 24,406,385 shares of Common Stock will be issued and outstanding. All of the shares of Common Stock are validly issued, fully paid and non-assessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock (the "Preferred Stock"). As of the date of this prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Delaware Legislation.

The Company is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at lease eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by
Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). The Company has not elected out of Section 203, and the restrictions imposed by Section 203 apply to the Company. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of the Company.

Shares Eligible for Future Sale.

Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the issuance of certain of the shares being registered, approximately 24,406,385 shares of Common Stock will be issued and outstanding, the vast majority of which are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. Although the vast majority of the outstanding shares of Common Stock are believed to be "restricted" or "control" shares, on March 22, 2003, approximately 13,354,232 of the restricted and control shares of Common Stock became eligible for sale under Rule 144 subject to the volume limitations of Rule 144, thus allowing for the sale of a large number of shares that theretofore could not be sold. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed 1% of the then outstanding shares or (in certain cases, if greater) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about the Company. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from the Company or from any affiliate of the Company, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person will be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. In addition to the restricted and control shares described in this paragraph, the shares covered by this prospectus can now be sold, and the Company has various abilities and obligations to issue additional registered and unregistered shares of common stock in the future. See "RISK FACTORS - WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS." These additional shares could also adversely affect the market price of the Common Stock. See "RISK FACTORS - SALES OF LARGE QUANTITIES OF OUR COMMON STOCK, INCLUDING THOSE SHARES COVERED BY THIS PROSPECTUS (WHICH MAY BE SOLD AT ANY PRICE AND ANY TIME), COULD REDUCE THE PRICE OF OUR COMMON STOCK."

                                                SELLING STOCKHOLDERS

The following table sets forth certain information as of June 30, 2003 pertaining to the beneficial ownership of Common Stock by the Selling Stockholders. Unless indicated otherwise, all shares reflected in the table as being beneficially owned are owned outright.

                      Beneficial Ownership Number of Shares Beneficial Ownership
Stockholder              Prior to Offering  Being Offered    After Offering
                                                                (1),(2)
--------------------------------------------------------------------------------

Pierre Cote (3)                2,298,549         2,298,549                 0

Forte Capital Partners LLC (4) 1,450,000 (5)     2,850,000 (6)            (6)

John Micek, Jr. (7)              900,000(8)        900,000(8)              0

Redwood Consultants, LLC         125,000           125,000                 0

New Castle Consulting, LLC        40,000            40,000                 0

D. Paul Cohen                     16,000            16,000                 0

JAL Inc.(9)                      700,000           700,000                 0

Silicon Prairie Partners (10)    200,000(11)       200,000                 0

M&L Ventures                     50,000(12)         50,000                 0

San Joaquin Venture Partners     150,000(13)       150,000                 0

Randall W. Heinrich (14)         100,000           100,000                 0

Elisa Micek (15)                 207,857 (16)      950,000(17)          5,357

Minnis Living Trust              200,000(18)       200,000(18)             0

Bill Smythe                      200,000(18)       200,000(18)             0

Special Equity IV, L.P.        1,450,000(19)     2,200,000(20)             0
                                ------------    --------------          -----

Total                            6,637,406(21)  10,979,549              5,357

(1) Assumes the offer and sale of all shares being registered.
(2) Beneficial ownership of each Selling Stockholder after the offering is less than 1% of Common Stock outstanding.
(3) Mr. Cote served as Chairman of the Board of Directors of the Company from March 2002 until June 2002.
(4) Daniel McKelvey, a manager of Forte Capital, serves as a consultant to the Company
(5) Includes 1,450,000 shares beneficially owned by Special Equity IV, LP (Forte Capital Partners LLC serves as the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares beneficially owned by Special Equity IV, LP; the foregoing 1,450,000 shares are also reflected in the table for the beneficial ownership figures for Special Equity IV, LP); does not include 1,007,500 shares that may be acquired pursuant to warrants not exercisable within 60 days after July 11, 2003, an indeterminable number of shares into which a convertible debenture may be converted more than 60 days after July 11, 2003, and an indeterminable number of shares that may be acquired pursuant to warrants to be issued in the future as origination fees relating to a convertible debenture.
(6) The number of shares that may be acquired and owned after this offering by Forte Capital Partners LLC will depend upon future events that can not now be determined. This prospectus covers the registration of up to 2,850,000 shares that may be acquired by Forte Capital Partners LLC pursuant to the exercise of warrants now outstanding or to be issued in the future or pursuant to the conversion of a convertible debenture.
(7) John Micek, Jr. is the father of Greg J. Micek, a director and a Vice President of the Company. (8) Includes 500,000 shares held directly and 400,000 shares beneficially owned pursuant to convertible debt (9) JAL, Inc. is an entity owned by various members of the Micek family, including Greg J. Micek, a director and a Vice President of the Company. No member of the Micek family owns a controlling interest in JAL, Inc., nor has any such member agreed to act as a group with any other member. Each member of the Micek family disclaims beneficial ownership of the shares held by JAL, Inc.
(10)John Micek III is the general partner of Silicon Prairie Partners and is the brother of Greg J. Micek, a director and a Vice President of the Company.
(11)Includes 200,000 shares beneficially owned pursuant to stock options currently exercisable. (12) Includes 50,000 shares beneficially owned pursuant to stock options currently exercisable. (13) Includes 150,000 shares beneficially owned pursuant to stock options currently exercisable.
(14)Mr. Heinrich has served as counsel to the Company since its inception.
(15)Elisa Micek is the sister of Greg J. Micek, a director and a Vice President of the Company.
(16 Includes 5,357 shares owned outright and 202,500 shares beneficially owned pursuant to warrants currently exercisable; does not include an indeterminable number of shares into which a convertible debenture may be converted more than 60 days after July 11, 2003, and an indeterminable number of shares that may be acquired pursuant to warrants to be issued in the future as origination fees relating to a convertible debenture.
(17 The number of shares that may be acquired and owned after this offering by Elisa Micek will depend upon future events that cannot now be determined. This prospectus covers the registration of up to 950,000 shares that may be acquired by Elisa Micek pursuant to the exercise of warrants now outstanding or to be issued in the future or pursuant to the conversion of a convertible debenture.
(18)Includes 200,000 shares beneficially owned pursuant to a convertible debenture that may now be converted.
(19)Includes 1,200,000 shares owned outright and 250,000 shares beneficially owned pursuant to warrants exercisable within 60 days after July 11, 2003; does not include 750,000 shares that may be acquired pursuant to warrants not exercisable within 60 days after July
    11, 2003; the foregoing 1,450,000 shares are also reflected in the table for the beneficial ownership figures for Forte Capital Partners
    LLC.
(20)Includes 1,200,000 shares owned outright and 1,000,000 shares that may be acquired pursuant to warrants.
(21)The figures in this column do not sum exactly to this total figure inasmuch the 1,450,000 shares indicated as being beneficially owned by Special Equity IV, LP and Forte Capital Partners LLC have been added only once to avoid double-counting.

                              PLAN OF DISTRIBUTION

The sale of shares of common stock being registered by the selling stockholders may be effected from time-to-time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholders may sell shares on the OTC Bulletin Board, or in another over-the-counter market, on a national securities exchange on which the Company's common stock may be listed in the future, in privately negotiated transactions or otherwise, or in a combination of such transactions, by methods that include block trades, exchange, or secondary distributions in accordance with applicable exchange rules and ordinary brokerage transactions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 may be sold under such provisions rather than pursuant to this prospectus. For example, the shares may be sold in one or more of the following types of transactions:

         * a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         * an exchange distribution in accordance with the rules of such exchange;

         * ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         * face-to-face transactions between sellers and purchasers without a broker-dealer.

In effecting sales, underwriters, brokers, or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. Such underwriters, brokers, or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated.

The selling stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares registered in this offering, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the shares registered in this offering to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

The selling stockholders and any underwriters, dealers, and agents that participate in the distribution of shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts or commissions received by them from the selling stockholders and any profit on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

The Company advised the selling stockholders that they and any securities broker/dealers or other who may be deemed statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. The Company also advised each selling stockholder that during such time as they may be engaged in a distribution of the shares included in this offering, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the elements of this plan of distribution may affect the marketability of the common stock.

Until the distribution of the common shares offered in this offering is completed, rules of the Commission may limit the ability of the selling stockholders and any underwriters and certain selling group members to bid for and purchase common shares. As an exception to these rules, the underwriter representatives, if any, are permitted to engage in transactions that stabilize the price of common shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of the common shares.

If underwriters create a short position in the common shares in connection with the offering, the underwriters' representatives may reduce that short position by purchasing common shares in the open market. The underwriters' representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase common shares in the open market to reduce the underwriters' short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

Neither the Company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, no representation is made that any person or entity will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

                                     EXPERTS

The financial statements and schedules of the Company included herein and in the registration statement have been audited by Malone & Bailey, PLLC, independent certified public accountants, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

                               IQ BIOMETRIX, INC.

                          INDEX TO FINANCIAL STATEMENTS


Year Ended June 30, 2002:

Independent Auditors Report.................................................F-1

Consolidated Balance Sheet as of June 30, 2002..............................F-2

Consolidated  Statement  of  Operations  for the period
   from July 10,  2001 (inception) through June 30, 2002....................F-3

Consolidated Statement of Stockholders' Equity for the
   period from July 10, 2001 (inception) through
   June 30, 2002 ...........................................................F-4

Consolidated  Statement  of Cash Flows for the period
   from July 10, 2001 (inception) through June 30, 2002 ....................F-5

Notes to Consolidated Financial Statements ............... .................F-6



Nine Months Ended March 31, 2003 (unaudited):

Balance Sheet as of March 31, 2003..........................................G-1

Statement of Operations for the nine and three months
   ended March 31, 2003 and 2002............................................G-2

Statement of Consolidated Cash Flows for the nine months
   ended March 31, 2003 and 2002............................................G-3

Notes to Financial Statements ..............................................G-4

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
  JVWeb, Inc.
  Cupertino, California

We have audited the accompanying consolidated balance sheet of JVWeb, Inc. as of June 30, 2002, and the related consolidated statements of operations, stockholders,' equity, and cash flows for the period from July 10, 2001 (Inception), through June 30, 2002. These financial statements are the responsibility of JVWeb's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JVWeb, Inc. as of June 30, 2002, and the results of their operations and cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that JVWeb will continue as a going concern. JVWeb has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans are described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas

August 23, 2002

                                   JVWEB, INC.
                           CONSOLIDATED BALANCE SHEET
                                  June 30, 2002



ASSETS
  Cash                                                                $  92,213
  Inventory - supplies                                                   31,000
  Advance receivable from IQ Entertainment, Inc.                         26,279
                                                                      ---------
    Total Current Assets                                                149,492
                                                                      ---------

Intangible assets, net of $22,449 accumulated amortization               58,369
                                                                      ---------

    TOTAL ASSETS                                                      $ 207,861
                                                                      =========



LIABILITIES
  Accounts payable                                                    $  57,114


STOCKHOLDERS' EQUITY
  Common stock, no par value, 50,000,000 shares authorized,
      16,454,285 shares issued and outstanding                        1,135,012
  Accumulated deficit                                                 ( 984,265)
                                                                      ---------
     Total Stockholders' Equity                                         150,747
                                                                      ---------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 207,861
                                                                      =========
















                 See accompanying summary of accounting policies
                       and notes to financial statements.
                                       F-2

                                   JVWEB, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  For the Period from July 10, 2001 (Inception)
                              Through June 30, 2002



Revenues from software product sales                                 $   98,148

Operating expenses
  Cost of sales                                                          31,431
  Selling expense                                                       114,003
  General and administrative expenses                                   776,345
  Research and development                                              138,185
  Amortization                                                           22,449
                                                                      ----------
    Total operating expenses                                          1,082,413
                                                                      ----------
    Net loss                                                         $( 984,265)
                                                                      ==========


Basic and diluted loss per share                                          $(.06)

Weighted average shares                                              15,547,000


























                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                   JVWEB, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  For the Period from July 10, 2001 (Inception)
                              Through June 30, 2002


                                   -  Common Stock  -     Accumulated
                                   Shares      Amount        Deficit     Totals
                                ----------   ---------     ---------  ----------
Shares issued to
  founding shareholders         12,854,231 $   14,580                $   14,580

Merger between IQB - California
  and JVWeb                      2,341,553  (  95,310)                (  95,310)

Shares for cash                  1,100,001  1,088,492                 1,088,492

Shares for services                115,000     86,250                    86,250

Shares issued in exchange
  for debt                          43,500     41,000                    41,000

Net loss                                                 $(984,265)   ( 984,265)
                                ----------  ---------    ---------    ----------


Balances, June 30, 2002         16,454,285 $1,135,012    $(984,265)  $  150,747
                                ========== ==========    =========    ==========
























                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                   JVWEB, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  For the Period from July 10, 2001 (Inception)
                              Through June 30, 2002



CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
  Net loss                                                           $ (984,265)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization                                                         22,449
    Stock issued for services                                           100,830
  Change in cash from:
    Inventory                                                          ( 31,000)
    Accounts payable                                                      2,804
                                                                      ----------
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES                        (889,182)
                                                                      ----------

CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchase of intangible assets                                        ( 80,818)
  Advance to IQ Entertainment                                          ( 26,279)
                                                                      ----------
NET CASH FLOWS USED IN INVESTING ACTIVITIES                            (107,097)
                                                                      ----------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
  Sale of common stock                                                1,088,492
                                                                      ----------

NET INCREASE IN CASH and balance at end of period                     $  92,213
                                                                      ==========


NONCASH DISCLOSURES
  Common stock issued to pay debt                                     $  41,000















                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                   JVWEB, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ACCOUNTING POLICIES

Nature of business. IQ Biometrix California, Inc. ("IQB - California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software is called Faces 3.0 and is an artist's aid for computer digital creation of facial composite pictures for identification purposes.

The software was developed in Canada beginning in 1988. The software was completed and marketing was begun in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB - California arranged for purchase of the customer list and software, and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated among supplies inventory and intangible assets at their fair market values.

On March 22, 2002, IQB - California agreed to a reorganization with JVWeb, Inc., an inactive publicly-traded Delaware company. Pursuant to this acquisition, IQ Biometrix - California shareholders agreed to exchange all of their shares for 11,578,590 shares of JVWeb. JVWeb agreed to cancel 23,478 shares of stock held by its founder and $582,191 in amounts due the founder in exchange for transfer of all inactive subsidiaries to that founder. JVWeb also formed a new wholly-owned subsidiary, IQB Acquisition Corporation, which was renamed at the merger date to IQ Biometrix Operations, Inc., a Delaware company. IQB - California was merged into IQ Biometrix Operations, Inc. which remains a wholly-owned subsidiary of JVWeb. This reorganization is accounted for as a "reverse merger" with IQ Biometrix - California (now IQ Operations, Inc.) treated as the acquiror which purchased JVWeb and accounted for the acquisition using the purchase method.

Basis of Presentation. The consolidated financial statements include the accounts of JVWeb and its subsidiary IQB Operations after the elimination of intercompany transactions. All references to "JVWeb" include the transactions of IQB Operations since inception and the liabilities of JVWeb as of the March 22, 2002 merger date and the operations of JVWeb since that date accounted for on a consolidated basis.

Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Cash and cash equivalents. For purposes of the cash flow statement, JVWeb considers cash on hand and cash in the bank as cash and cash equivalents.

Revenue recognition. Revenues are recognized when software is shipped. Warranty claims and training requests are insignificant.

Long-lived assets. Intangible assets are stated at cost. Those with limited lives are amortized using the straight-line method over their estimated useful lives. JVWeb performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The customer list ($60,000) and software ($15,206) each have an estimated useful life of 3 years.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. IQB - California records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

                                       F-6
Earnings Per Common Share

Basic and diluted net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period presented

Recent Accounting Pronouncements

JVWeb does not expect the adoption of recently issued accounting pronouncements to have a significant impact on JVWeb's results of operations, financial position or cash flows.


NOTE 2 - GOING CONCERN

JVWeb's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, IQ Biometrix - California has accumulated losses aggregating $984,265. JVWeb had positive working capital of $92,378 and stockholders' equity of $150,747 as of June 30, 2002. Management's plans for JVWeb's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

JVWeb's future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon obtaining additional financing. There is no assurance that JVWeb will be able to generate sufficient cash from operations or through the sale of additional shares of common stock or borrow additional funds.

JVWeb's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


NOTE 3 - INCOME TAXES

Income taxes are not due since JVWeb has incurred a loss since inception. JVWeb has deductible net operating losses of $900,000 in the current period. These expire in 2022.

                  Deferred tax assets                                 $ 306,000
                  Less: valuation allowance                            (306,000)
                                                                       ---------
                  Net deferred taxes                                  $       0
                                                                       =========


NOTE 4 - CORPORATE FORMATION

At inception, no shares were issued. The agreement to issue shares was formalized on November 12, 2001, when shares were issued to all founders and valued at nominal amounts. The valuation was determined by management based on IQB - California's lack of operating history or funds. For the statement of operations, net loss per share was computed as if all shares had been outstanding since inception.

NOTE 5 - STOCK OPTIONS AND WARRANTS

JVWeb's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified options to directors, employees and consultants of IQB - California. The plans and warrants issuance are administered by the Board of Directors, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

JVWeb uses the intrinsic value method of calculating compensation expense for employees, as described and recommended by APB Opinion 25, and allowed by FASB Statement 123. In January 2002 3,331,000 options were granted to various employees and outside consultants, with an exercise price of $.10. The intrinsic value compensation cost for the options awarded to employees was $0. The fair value compensation cost record for the options awarded to non-employees was also $0 based on the Black-Scholes option pricing model as suggested by FASB Statement 123.

Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the Black-Scholes option-pricing model suggested by FASB Statement 123, JVWeb's net losses and loss per share would not have changed, as shown in the pro forma amounts indicated below:


                  Net loss available for
                    common shareholders     - As reported             $(984,265)
                                            - Pro forma                (984,265)
                  Net loss per share        - As reported                $(0.06)
                                            - Pro forma                   (0.06)

The weighted average fair value of the stock options granted during 2002 was $0. Variables used in the Black-Scholes option-pricing model include (1) 5.0% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility is the actual historical stock price fluctuation volatility, and (4) zero expected dividends.

Summary information regarding options is as follows:

                                                                   Weighted
                                                                    Average
                                               Options            Share Price
                                             ----------            ----------

                  Granted in January 2002     3,131,000                  $.10
                  Forfeited in 2002          (  880,000)                  .10
                                             ----------
                                              2,301,000                  $.10
                                             ==========

Options outstanding and exercisable as of May 19, 2002:

                                     - - Outstanding - -            Exercisable
                                   Number           Remaining           Number
     Exercise Price              of Shares            life             of Shares
                                 ---------          ---------        -----------
          $.10                   2,301,000           5 years          1,569,000

NOTE 6 - OPERATING LEASE

JVWeb signed an office space lease effective May 1, 2002 and expiring November 30, 2002. That rent amount is $4,537 per month. JVWeb also maintains subleased office space on a month-to-month basis at $1,400 per month. During the period ended June 30, 2002, rent expense was $34,349.

                               IQ BIOMETRIX, INC.
                            BALANCE SHEET(UNAUDITED)
                                 March 31, 2003



                  ASSETS
Current Assets
    Cash                                                                $ 3,632
    Accounts receivable                                                   3.248
    Inventory                                                            19,000
    Note receivable from Mvion, at fair value                            10,000
                                                                    -----------
         Total Current Assets                                            35,880

Intellectual property, net of $42,777 accumulated depreciation           38,041
Deposit                                                                     950
                                                                    -----------
TOTAL ASSETS                                                         $   78,871
                                                                    ===========


         LIABILITIES & STOCKHOLDERS' DEFICIT
Current Liabilities
    Convertible notes payable to investors                          $   400,000
    Demand note payable                                                  50,000
    Accounts payable and accrued expenses                               278,424
                                                                    -----------
         Total Current Liabilities                                      728,424
                                                                    -----------

STOCKHOLDERS' DEFICIT
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 17,120,869 shares issued and outstanding                165,513
  Additional paid-in capital                                          1,257,783
  Deficit                                                            (2,082,545)
                                                                    -----------
         TOTAL STOCKHOLDERS' DEFICIT                                 (  653,553)
                                                                    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                          $   74,871
                                                                    ===========

                               IQ BIOMETRIX, INC.
                       STATEMENTS OF OPERATIONS (UNAUDITED
               Nine and Three Months Ended March 31, 2003 and 2002


                                       For the nine months For the three months
                                          ended March 31,      ended March 31,
                                          2003      2002       2003       2002
                                       ---------  ---------  --------- ---------

Revenue - software sales               $  73,291 $ 78,868   $  44,986 $  40,886

Operating Expenses
           Cost of sales                  17,303    6,000       3,181     4,000
           Selling expense               114,300   29,059      28,416    29,059
           General and administrative    855,324  421,256     300,125   393,677
           Research and development        6,597    1,979       6,330     1,979
           Write off of advance to
                  former affiliate        52,401
           Interest                       25,318                6,206
           Amortization                   20,328   15,715       6,818     6,735
                                       --------- ---------   --------- ---------
  Total operating expenses             1,171,571  474,009     351,076   435,450
                                       --------- ---------   --------- --------
NET (LOSS)                           $(1,098,280)(395,141)  $(306,090)$(394,564)
                                     =========== ========   ========= =========

Basic and diluted
  loss per share                          $(0.07)  $(0.03)     $(0.02)  $(0.03)

Weighted average shares              16,702,777 12,412,567 17,088,647 13,436,357

                               IQ BIOMETRIX, INC.
                STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)
                For the Nine Months Ended March 31, 2003 and 2002


                                                     2003                2002
CASH FLOWS FROM OPERATING ACTIVITIES            ---------              ---------
  Net loss                                      $(1,098,280)          $(395,141)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Amortization                                     20,328              15,715
    Stock warrants issued as interest on loans
        received                                     19,112
    Stock issued for services                        64,868              68,360
    Writeoff of advance to former affiliate          52,401
  Changes in:
    Accounts receivable                          (    3,248)          (   2,860)
    Additional cash advances to former affiliate     26,121)
    Inventory of packaging supplies                  12,000            ( 32,000)
    Accounts payable and accrued expenses           221,309              53,196
                                                  -----------       --=--------
         NET CASH USED IN OPERATING ACTIVITIES   (  737,631)           (292,730)
                                                  -----------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in Deposit                            (      950)
  Purchase of intangible assets                                        (130,818)
                                                 -----------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of common stock                200,000             566,192
  Proceeds from new convertible notes payable       400,000
  Proceeds from demand note payable                  50,000
                                                 ----------            ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES           650,000             566,192
                                                -----------           ---------
NET INCREASE (DECREASE) IN CASH                  (   88,581)            142,644

CASH BALANCES
         - Beginning of period                       92,213
                                                -----------            ---------
         - End of period                        $     3,632           $ 142,644
                                                ===========           =========

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of IQ Biometrix, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in IQ Biometrix's 2002 Annual Report filed with the SEC on Form 10-KSB (the Company was named JVWeb, Inc. at that time). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2002 as reported in the 10-KSB have been omitted.


NOTE 2 - CONVERTIBLE NOTES PAYABLE

In fiscal 2003, IQ Biometrix received $450,000 in total from 2 current stockholders and 2 new stockholders. $400,000 was for 6% unsecured notes all due on August 1, 2003, and convertible anytime by the holder into IQ Biometrix common stock at 80% of the lower of the current market price or of any public offering price. To date there have been no public offerings.

$50,000 was for a 10% unsecured note payable on December 1, 2002 and which was not paid.

As an incentive to borrow the money, IQ Biometrix issued 40,000 warrants at $.01. These warrants are exercisable anytime for 5 years. These shares were recorded at their fair value of $19,112.

Accrued and unpaid interest on these notes is $12,026 to date.


NOTE 3 - INVESTMENT

IQ Biometrix sold 500,000 shares in December 2002 for $200,000 and a $2.2 million dollar Secured Convertible Promissory Note due from MVION, Inc., a technology company known as KachinaGuide, Inc.. As part of this transaction IQ Biometrix issued 1,000,000 warrants with an adjustable (subject to closing market price) strike price of $1.00. These warrants expire 100,000 per month starting in June 2003. These shares had nominal fair value.

IQ Biometrix holds a lien on MVION's assets and is in the process of obtaining corporate information of MVION to enter into foreclosure proceeding. IQ Biometrix management has valued the assets of MVION at $10,000.

KachinaGuide, was an interactive guided search tool for online shoppers to conduct highly refined searches within a Web site. KachinaGuide's searching technology created a guided, interactive shopping experience using patented algorithms that processed queries in the shopper's own words leading customers to specific products and services or suggests alternatives based on the shoppers' preferences.


NOTE 4 - IMPAIRMENT

In the prior quarter, management determined that $52,401 advanced over the past 12 months to an entity owned by former company executive and current shareholder Pierre Cote was uncollectible and written off.


NOTE 5 - STOCK ISSUANCES

During the 9 months ended March 31, 2003, IQ Biometrix issued:
         - 166,584 shares for services to advisors valued at $51,751.
         - 210,000 options to outsiders recorded at their fair value using the Black-Scholes method of $32,229.
         - 1,220,000 options to insiders recorded at their intrinsic value of $0, where the option exercise price equaled the market price on the grant dates.

NOTE 5 - SUBSEQUENT EVENTS:

In April and May 2003, IQ Biometrix completed the issuance of $350,000 in 10% secured convertible debentures due April 1, 2004. Interest is payable in common shares, assuming full conversion and no early retirement, these debentures including interest payments, may convert into 1,837,500 shares of common stock.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Company's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of the Company in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Company pursuant to the Delaware Law. Under
Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

The Company intends to attempt to procure directors' and officers' liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND OFFERING. The estimated expenses set forth below, will be borne by the Company.

         Item                                                        Amount

         SEC Registration Fee ............................................$ 768
         Legal Fees and Expense ........................................$20,000
         Accounting Fees and Expenses ..................................$ 2,000
         Printing ......................................................$ 2,000

         Total .........................................................$24,768

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

                               IQ BIOMETRIX, INC.
                              (f/k/a "JVWeb, Inc.")

In June 2003, the Company issued to two investors its 10% secured convertible debenture in the aggregate original principal amount of $400,000. In addition to their conversion feature, these debentures permit the holder to purchase additional shares of common stock whose number depends on the amount of outstanding principal and accrued interest on the debentures at the relevant time. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

In April 2003, the Company issued to two investors its 10% secured convertible debenture in the aggregate original principal amount of $400,000. In addition to their conversion feature, these debentures permit the holder to purchase up to 275,000 additional shares of common stock. These debentures also entitle the holder to receive warrants to purchase additional shares of common stock whose number depends on the amount of outstanding principal and accrued interest on the debentures at the relevant time. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures and the issuance of the warrants and of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

On February 11, 2003, the Company entered into a definitive agreement (the "Definitive Agreement") with Special Equity IV, L.P. ("Special Equity") regarding several transactions, including the acquisition by Special Equity of certain securities of the Company. Per the Definitive Agreement, Special Equity and the Company entered into that certain Stock Purchase Agreement, whereby Special Equity has purchased 500,000 shares of the Company's common stock for an aggregate purchase price of $200,000. Pursuant to the Definitive Agreement, Special Equity and the Company also entered into that certain Purchase and Sale Agreement whereby, in consideration of Special Equity's assignment to the Company of a promissory note made payable by a third party to Special Equity in the original principal amount of $2.2 million, the Company will issue to SPECIAL EQUITY 700,000 shares of its common stock and grant to Special Equity warrants to purchase up to 1,000,000 shares of the Company's common stock for a per-share purchase price of $1.00. The issuances of the common stock to Special Equity are claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Act. The issuances to Special Equity of the warrants and the issuance of the common stock underlying the warrants will be claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Act.

During the last half of calendar 2002, the Company issued to three investors its 6% convertible subordinated debentures in an aggregate principal amount of $400,000. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying these debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

For services rendered, in December 2002, the Company issued to a resigning director of the Company 23,500 shares of the Company's common stock. The issuance of these shares is claimed to be exempt pursuant to Section 4(2) of the Act.

 On March 22, 2002 (after taking into account certain post-closing adjustments), the Company issued 13,354,232 shares of its common stock in connection with the merger (the "Merger") of IQ Biometrix California, Inc. ("IQB") with and into a subsidiary of the Company. These shares were issued to approximately 87 of the now former shareholders of IQB. These issuances are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933 (the "Act") with respect to U.S. persons and pursuant to Regulation S under the Act with respect to non-U.S. persons. Also, in connection with the Merger, the Company assumed IQB's obligations under its stock plan, thus obligating the Company to issue up to 1,738,160 additional shares of common stock pursuant to options or stock grants issued pursuant to the assumed plan (after taking into account certain post-closing adjustments). The issuances of the common stock underlying these options or stock grants will be claimed to be exempt pursuant to Regulation D under the Act.

Shortly prior to the Merger, the Company issued to Greg J. Micek (then the President of the Company) a Convertible Secured Promissory Note (the "Note") for an investment in the amount of $100,000. This Note provided for its automatic conversion into 100,000 shares of common stock upon the consummation of the Merger. The Note did ultimately convert into 100,000 shares of common stock upon the consummation of the Merger. The issuance of the Note and the issuance of the common stock underlying the Note are claimed to be exempt pursuant to Section 4(2) of the Act.

Shortly prior to the Merger, the Company issued to one investor an aggregate of 500,000 shares of common stock in a private placement for an aggregate purchase price of $500,000. This investor also received warrants to purchase up to 500,000 shares of common stock for a per-share purchase price of $1.00. The issuances of the common stock and the warrants are claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Act.


                          IQ BIOMETRIX CALIFORNIA, INC.

Between February 24 through March 21, 2002, the management of the Company understands and believes, based the representations of IQB, that IQ Biometrix California, Inc. issued to 31 investors an aggregate of 644,846 shares of its common stock in a private placement for an aggregate purchase price of $510,001. These issuances of IQ Biometrix California, Inc. common stock are claimed to be exempt pursuant to Regulation D under the Act.

The management of the Company understands and believes, based the representations of IQB, that Between February 24 through March 21, 2002, IQ Biometrix California, Inc. granted to 32 employees and consultants options to purchase up to 3,837,540 shares of IQ Biometrix California, Inc. common stock. The grant of these options is claimed to be exempt pursuant to Regulation D under the Act.
These options have been assumed by IQ Biometrix, Inc. f/k/a "JVWeb."

During November 2001, IQ Biometrix California, Inc. issued to CISystems, Inc. an aggregate of 4,000,000 shares of its common stock in a private placement in connection with the purchase of CISystems, Inc.'s assets. This issuance of IQ Biometrix California, Inc. common stock is claimed to be exempt pursuant to Regulation D under the Act.

During July 2001, IQ Biometrix California, Inc. issued to its nine founding investors an aggregate of 12,000,000 shares of its common stock in a private placement for an aggregate purchase price of $1,200. These issuances of IQ Biometrix California, common stock are claimed to be exempt pursuant to Section 4(2) of the Act with respect to five of the founders, and Section 4(2) of and Regulation S under the Act with respect to four of the founders.

                                 CISYSTEMS, INC.

Between February 5 and March 19, 2001, CISystems, Inc. issued to three service providers an aggregate of 170,000 shares of its common stock in a private placement for services rendered. These issuances of the common stock are claimed to be exempt pursuant to Regulation D under the Act.

Between January 9 through June 18, 2001, CISystems, Inc. issued to seven investors in a private placement convertible promissory notes having an aggregate original principal amount of $1,080,000. These notes were eventually converted into 3,320,000 shares of CISystems, Inc. common stock. The investors in the convertible promissory notes also received warrants to purchase up to 5,650,000 shares (as adjusted) of CISystems, Inc. common stock for an aggregate purchase price of $5,650 (as adjusted). All of these warrants were eventually exercised. The issuances of the convertible promissory notes, the warrants and the common stock underlying them are claimed to be exempt pursuant to Regulation D under the Act.

During January 2001, CISystems issued to a corporation an aggregate of 1,500,000 shares of its common stock in a private placement in connection with the purchase of the assets of such corporation. This issuance of CISystems, Inc. common stock is claimed to be exempt pursuant to Regulation D under the Act.

Between September 13 and June 15, 2000, CISystems, Inc. issued to five investors an aggregate of 9,900,000 shares (as adjusted) of its Series A preferred stock in a private placement for an aggregate purchase price of $1,900,000. These issuances of CISystems, Inc. Series A preferred stock are claimed to be exempt pursuant to Regulation D under the Act.
During September 2000, CISystems, Inc. issued to its 20 founding investors an aggregate of 14,410,000 shares of its common stock in a private placement for an aggregate purchase price of $14,410. These issuances of CISystems, Inc. common stock are claimed to be exempt pursuant to Regulation D under the Act.


ITEM 27.  EXHIBITS

EXHIBIT INDEX

Exhibit No.       Description

3.01 Certificate of Incorporation of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27,  Exhibit 3.01.
3.02 Bylaws of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.02.
3.03 Certificate of Amendment to Certificate of Incorporation of the Company is incorporated herein by reference rom the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 20, 2001, Item 6(a),
                  Exhibit 3.03.
4.01 Specimen Common Stock Certificate is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 4.01.
5.01              Opinion of Mark E. Crone, Attorney-at-Law.(to be filed by
                  Amendment)
9.01 Voting Agreement dated as of February 27, 2002 by Pierre Cote, Sylvie Lariviere and Eric McAfee in favor of Greg J. Micek is incorporated herein by reference from the Company's (SEC File No. 0-24001) Current Report on Form 8-K filed with the SEC on April 8, 2002, Item 7(c), Exhibit 9.1.
10.01 Agreement and Plan of Merger, dated as of February 27, 2002 (the "Merger Agreement"), by and among (a) JVWeb, Inc., a Delaware corporation, (b) IQB Acquisition Corporation, a newly-formed, wholly-owned Delaware subsidiary of JVWeb, Inc.,
                  (c) IQ Biometrix California, Inc., a California corporation, and (d) Pierre Cote, Sylvie Lariviere and Eric McAfee is incorporated herein by reference from the Company's (SEC File No. 0-24001) Current Report on Form 8-K filed with the SEC on April 8, 2002, Item 7(c), Exhibit 10.1.
10.02 Sale and Purchase Agreement dated as of February 27, 2002 by and between JVWeb, Inc., a Delaware corporation, and Greg J. Micek is incorporated herein by reference from the Company's (SEC File No. 0-24001) Current Report on Form 8-K filed with the SEC on April 8, 2002, Item 7(c), Exhibit 10.3.
10.03 Agreement dated May 31, 2002 between IQ Biometrix California, Inc. and Entreprises Cogniscience, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.03.
10.04 Memorandum of Understanding between the University Business Center and IQ Biometrix dated August 1, 2002 between the Company and the University Business Center of Fresno State Letter of Intent - University is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002,
                  Item 13(a)(iii), Exhibit 10.04.
10.05 Master Service Agreement dated September 20, 2002 between the Company and Robert Rios & Associates, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.05.
10.06 Asset Purchase Agreement dated November 12, 2001 between IQ Biometrix California, Inc. and CISystems, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.06.
10.07 Agreement dated July 12, 2002 between the Company and GoNow Financial Network, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.07.
10.08 Advisory Agreement dated March 10, 2002 between IQ Biometrix California, Inc. and Fernand Beland is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.08.
10.09 Executive Employment Agreement dated effective as of August 1, 2002 by and between the Company and William Scigliano is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.09.
10.10 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between the Company and William Scigliano is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.10.
10.11 Executive Employment Agreement dated effective as of September 25, 2002 by and between the Company and Greg J. Micek is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.11.
10.12 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between the Company and Greg J. Micek is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.12.
10.13 Notice of Stock Option Grant and Stock Option Agreement dated December 1, 2001 between IQ Biometrix California, Inc. and Morden Lazarus is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.13.
10.14 Notice of Stock Option Grant and Stock Option Agreement dated December 1, 2001 between IQ Biometrix California, Inc. and Paul Schroeder is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.14.
10.15 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.01
10.16 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.02
10.17 Warrant Agreement dated February 11, 2003 issued by the Company in favor of Special Equity IV, L.P. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.03
10.18 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.06
10.19 Purchase and Sale Agreement dated February 11, 2003 between the Company and Special Equity IV, L.P.
10.20 Bill of Sale and Assignment of Interest dated February 11, 2003 between the Company and Special Equity IV, L.P.
10.21 Warrant to Purchase Common Stock dated February 11, 2003 between the Company and Special Equity IV, L.P.
10.22 Stock Purchase Agreement dated February 11, 2003 between the Company and Special Equity IV, L.P.
10.23 Security Agreement dated March 31, 2003 between the Company and Lenders
10.24             Warrant to Purchase Common Stock Issued to Holder
10.25 10% Secured Convertible Debenture dated May 28, 2003 between the Company and John J. Micek, Jr.
10.26 10% Secured Convertible Debenture dated May 28, 2003 between the Company and Neil Morris
10.27 10% Secured Convertible Debenture dated May 28, 2003 between the Company and Elisa Micek and Forte Capital Partners, LLC
10.28 10% Secured Promissory Note between the Company and Network Storage Systems, Inc. dated May 4, 2003
10.29             Security Agreement between the Company the the Lenders dated
                  May 4, 2003
10.30 Assignment of Rights and Consent to Assignment between the Company and Network Storage Systems, Inc, dated May 14, 2003
10.31 Assignment of Accounts Receivable between the Company and Network Storage Systems, Inc, dated May 14, 2003
23.01             Consent of Malone & Bailey, PLLC
23.02             Consent of Mark E. Crone, Attorney-at-Law, (to be included in
                  Exhibit 5.1 to this Registration Statement).
25.1              Power of Attorney (included on the signature page thereto)
99.01 The Company's Year 2002 Consultant Compensation Plan is incorporated herein by reference from the ompany's Registration Statement on Form S-8 (SEC File No. 333-96873) filed July 7, 2002, Item 8, Exhibit 4.02.
99.02 The Company's Year 2003 Consultant Compensation Plan is incorporated herein by reference from the Company's Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 28, 2003, Item 8, Exhibit 4.02.
99.03 The Company's 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from the Company's Registration Statement on Form S-8 (SEC File No. 333-43884) filed August 16, 2000, Item 8, Exhibit 4.02.
99.04 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 99.03.

ITEM 28.  UNDERTAKINGS

A. The undersigned Registrant will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

         (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California on August 1, 2003.

                            IQ BIOMETRIX, INC.


                            By: /s/ William Scigliano
                            William Scigliano,
                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                 Title                               Date


/S/ M. Riley Repko             Chairman of the Board,              July 29, 2003
M. Riley Repko                 and Director
------------------


/S/ Morden C. Lazarus          Director                            July 29, 2003
Morden C. Lazarus


/s/ Greg. J. Micek             Director                            July 29, 2003
Greg J. Micek                  and Vice President


/S/ Eric A. McAfee             Director                            July 29, 2003
Eric A. McAfee


/S/William Scigliano           Director and Chief                  July 29, 2003
William Scigliano              Executive Officer
                              (Principal Executive Officer)


/S/Seth Horn                   Chief Financial Officer,            July 29, 2003
Seth Horn                      Treasurer & Controller
                              (Principal Financial Officer
                               and Principal Accounting
                               Officer)